Exhibit 10.10

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ROYAL STREET COMMUNICATIONS, LLC
by and between
C9 WIRELESS, LLC
and
GWIPCS1, INC.
and
METROPCS WIRELESS, INC.

***	Where this marking appears throughout this Exhibit 10.10, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the SEC separately.

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(continued)

Page
5.2. Right of First Refusal for Transfer of LLC Units	24
5.3. Right of First Refusal in Event of Disposition of Royal Street Assets	26
5.4. C9 Wireless’ Put Rights	28
5.5. [Intentionally deleted]	31
5.6. Allocation Between Transferor and Transferee	31
ARTICLE 6 Management of Royal Street	31
6.1. Management of Royal Street	31
6.2. Place of Management Committee Meetings	35
6.3. Meetings	35
6.4. Telephonic Meetings	35
6.5. Notice of Meetings	35
(a) Written notice of a Management Committee Meeting shall state the place, date and hour of such Management Committee Meeting and the general nature of the business to be transacted	35
6.6. Waivers	35
6.7. Quorum	36
6.8. Proxies	36
6.9. Voting Power	36
6.10. Written Consent	36
6.11. Compensation	36
6.12. Officers	36
6.13. Liability	37
6.14. Indemnification with Respect to Managers and Officers	37
6.15. Insurance	38
ARTICLE 7 Members	38
7.1. Powers of Members	38
7.2. Partition	38
7.3. Place of Members’ Meetings	38
7.4. Meetings	38
7.5. Telephonic Meetings	38
7.6. Notice of Meetings	38
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(continued)
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(continued)
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          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ROYAL STREET COMMUNICATIONS, LLC (this “Agreement”) is executed on December 15, 2005 as of November 24, 2004, by and between C9 WIRELESS, LLC, a Delaware limited liability company (“C9 Wireless”), GWI PCS1, INC., a Delaware corporation (“GWI”), and MetroPCS Wireless, Inc. (as an authorized assignee of MetroPCS, Inc.’s LLC Interest), a Delaware corporation (the “MPCS Member”).
          WHEREAS, C9 Wireless, GWI and the MPCS Member have caused the formation of a limited liability company under the Delaware Limited Liability Company Act, as amended (the “Act”), to be known as Royal Street Communications, LLC (“Royal Street”) for the purposes of participating as a bidder and obtaining Licenses offered in Auction No. 58 (as hereinafter defined), and to Build-Out and operate the Royal Street System on the terms and conditions set forth herein;
          WHEREAS, the parties desire to amend and restate in its entirety the Limited Liability Company Agreement of Royal Street, which originally was entered into as of November 24, 2004, by and among C9 Wireless, GWI and MPCS Member’s predecessor in interest;
          WHEREAS, it is the intention of Royal Street, and the parties hereto that this Agreement be considered in conjunction with the Services Agreement (as hereinafter defined) as part of a single, integrated transaction, it being understood and agreed that they offer greater value when considered together rather than individually.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
Definitions
     1.1. Certain Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
          “Act” shall have the meaning set forth in the recitals hereto.
           “Additional Member” shall have the meaning set forth in Section 8.1 (a).
          “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
               (a) Credit to such Capital Account any amounts such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and
               (b) Debit to such Capital Account the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under Common Control with such other Person at any time during the period for which the determination of affiliation is being made. Affiliates of GWI shall include the MPCS Member and their respective Affiliates. In no event shall any lender or other provider of the Financing be deemed an Affiliate of Royal Street, C9 Wireless or GWI for any purposes hereunder or under any of the Ancillary Agreements.
     “Agreement” shall have the meaning set forth in the preamble.
     “Ancillary Agreements” shall mean the Services Agreement, the Credit Agreement and the Equipment and Facilities Lease Agreement, and all attachments thereto.
     “Annual Budget” shall have the meaning set forth in Section 2.9(a) of this Agreement.
     “Annual Business Plan” shall have the meaning set forth in Section 2.10(c) of this Agreement.
     “Applicable Law” shall mean, with respect to any Person, any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, franchise, license or permit of, or any interpretation or administration of any of the foregoing, by any Governmental Entity, whether in effect as of the date hereof or thereafter, and in each case as amended, applicable to such Person or its Affiliates or their respective assets.
     “Auction No. 58” shall mean the Broadband PCS Auction to be conducted by the FCC as described in Public Notice, DA-04-3005 (rel. Sept. 16, 2004), as the same may be rescheduled or modified by the FCC.
     “Auction Process” shall mean the process and procedure through which those licenses being auctioned by the FCC in Auction No. 58 are being offered to qualified bidders, qualified bidders bid on, and Successful Bidders are ultimately awarded licenses, as amended by the FCC from time-to-time.
     “Auction Schedule” shall have the meaning set forth in Section 4.4.
     A Person shall be deemed the “Beneficial Owner,” and to have “Beneficial Ownership” of, and to “Beneficially Own,” any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, put or call rights, or otherwise; provided, however, that no Initial Member shall be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own,” any LLC Units owned by the other Initial Member solely by virtue of the rights set forth in this Agreement.
          “Bidding Credit” shall mean a “bidding credit” as defined in the FCC Rules at 47 C.F.R. § 1.2110(f) and as applied by the FCC in Auction No. 58.
          “Bona Fide Offer” shall mean a written offer for Royal Street’s Assets or a Member’s LLC Interest Units made at arm’s length by a Person who is not an Affiliate of C9 Wireless with the capacity to consummate the offer, which offer shall set forth (i) the name and address of the offeror, (ii) the price and other material terms of the offer, and (ii) a description of any financing arrangements related to the transaction.
          “Budget Officer” shall have the meaning set forth in Section 2.9(c) of this Agreement.
          “Build-Out” shall mean the construction of a Commercial Mobile Radio Service system in accordance with the FCC Rules, 47 C.F.R. § 24.203, as the same may be amended from time to time.
          “Business” shall mean the provision of wholesale CMRS services utilizing code division multiple access technology or such other business as Royal Street may conduct in accordance with the terms of this Agreement.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.
          “Business Plan” shall have the meaning set forth in Section 2.10(a) of this Agreement.
          “Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
          (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 10.1(c), and the amount of any Royal Street liabilities assumed by such Member or secured by any Royal Street Asset distributed to such Member.
          (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Royal Street Asset distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 10.1(c), and the amount of any liabilities of such Member assumed by Royal Street or secured by any property contributed by such Member to Royal Street.

          (c) In the event any interest in Royal Street is properly assigned or transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in Royal Street.
          (d) In determining the amount of any liability for purposes of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.
          “Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to Royal Street with respect to the interest in Royal Street held by such Member or the value of any liabilities of Royal Street assumed by a Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to Royal Street by the maker of the note shall not be included in the Capital Account of any Member until Royal Street makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1 (b)(2)(iv)(d)(2).
          “CEO” shall have the meaning set forth in Section 6.12(a).
          “Certificate of Formation” shall mean the Certificate of Formation of Royal Street filed pursuant to the Act with the Secretary of State of the State of Delaware, as the same may hereafter be amended and/or restated from time to time.
          “Chairman” shall have the meaning set forth in Section 6.1(b).
          “Change of Control” shall mean, with respect to any Person, any transaction or series of transactions, occurring after the date that it becomes subject to this Agreement, pursuant to which another Person gains Control of such other Person. For purposes of this Agreement, a change of de facto or de jure control shall be deemed a “Change of Control” hereunder.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commercial Mobile Radio Service” or “CMRS” shall mean a commercial mobile radio service as defined in the FCC Rules at 47 C.F.R. § 20.3.
          “Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.
          “Control” (including the correlative meanings of the terms “Controlling,” “Controlled by” and “under Common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power in fact or in law to direct or cause the direction of management policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise.

          “C9 Wireless” shall have the meaning set forth in the preamble.
          “C9 Wireless Indemnified Party” shall mean C9 Wireless and its officers, directors, employees and agents.
          “C9 Wireless Managers” shall have the meaning set forth in Section 6.1(c).
          “Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement by and between MetroPCS Wireless and Royal Street executed on December 15, 2005 as of December 22, 2004, as it may be further amended from time to time, including the agreements and other documents attached thereto.
          “Damages” shall mean, with respect to a Person, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement) actually incurred by such Person.
          “Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method under Code Section 704(c) selected by the Management Committee.
          “Disposition” shall have the meaning set forth in Section 5.3(a).
          “Disposition Assets” shall have the meaning set forth in Section 5.3(b).
          “Disposition Election Notice” shall have the meaning set forth in Section 5.3(c).
          “Disposition Notice” shall have the meaning set forth in Section 5.3(b).
          “Disposition ROFR Termination Date” shall have the meaning set forth in Section 5.3(d).
          “Disputing Members” shall have the meaning set forth in Section 17.1.
          “Distributable Cash” shall mean, with respect to any Fiscal Year, the excess, if any, of (A) the sum of (x) the amount of all cash received by Royal Street during such Fiscal Year and (y) any cash and cash equivalents held by Royal Street at the start of such Fiscal Year over (B) the sum of (x) all cash amounts paid or payable (without duplication) in such Fiscal

Year by Royal Street and (y) the net amount of cash needs for Royal Street set forth in the budget for the following Fiscal Year.
          “Effective Date” shall have the meaning set forth in Section 2.1.
          “Election Notice” shall have the meaning set forth in Section 5.2(b).
          “Entrepreneur” shall mean an “entrepreneur” in accordance with the “eligibility requirements” stated in the FCC Rules at 47 C.F.R. § 24.709(a) and as applied by the FCC in Auction No. 58.
          “Equipment and Facilities Lease Agreement” shall mean that certain Master Equipment and Facilities Lease Agreement by and between MetroPCS Wireless and Royal Street, entered into pursuant to Section 5.1(h) of the Services Agreement.
          “Excess Cash” shall have the meaning set forth in Section 10.2(b).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exercise Notice” shall have the meaning set forth in Section 5.4(c).
          “Exiting Member” shall have the meaning set forth in Section 5.2(a).
          “Fair Market Value” shall mean, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm’s length, negotiated transaction with an unaffiliated third party without time constraints.
          “FCC” shall mean the Federal Communications Commission or any successor agency thereof.
          “FCC Rules” shall mean any applicable rules and regulations of the FCC as the same may be amended from time to time.
          “Fifth Anniversary” shall mean the date that is the first Business Day immediately following the fifth anniversary of the License Grant Date for each License granted to Royal Street in Auction No. 58, provided, however, that if Royal Street or a Holding Subsidiary holds multiple Licenses that have more than one License Grant Date, then the Fifth Anniversary shall mean the first Business Day immediately following the fifth anniversary for the last such License granted.
          “Final Order” shall mean an order as to which the time for filing a request for administrative or judicial relief, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the order and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

          “Financing” shall have the meaning set forth in Section 3.2(d).
          “Fiscal Year” shall mean the fiscal year of Royal Street, which shall be the period commencing on January 1 in any year and ending on December 31 in such year, or such other fiscal year that the Management Committee shall determine is required under the Code.
          “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.
          “Governmental Entity” shall mean any government or political subdivision thereof, including any regional or municipal authority, any governmental department, ministry, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, having jurisdiction over the matter or matters in question.
          “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to Royal Street shall be the gross Fair Market Value of such asset, as determined by the contributing Member and Royal Street;
          (b) The Gross Asset Values of all Royal Street Assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Management Committee, as of the following times: (i) the acquisition of an additional interest in Royal Street by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by Royal Street to a Member of more than a de minimis amount of Royal Street Assets as consideration for an interest in Royal Street; and (iii) the liquidation of Royal Street within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in Royal Street;
          (c) The Gross Asset Value of any Royal Street Asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution; and
          (d) The Gross Asset Values of Royal Street Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743 (b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m) and Section 10.1(c)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Management Committee determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
          If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the

Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
          “GWI” shall have the meaning set forth in the Preamble.
          “GWI Manager” shall have the meaning set forth in Section 6.1(c).
          “Holding Subsidiary” shall mean an LLC formed under the laws of the State of Delaware, all of the LLC units of which shall be owned by Royal Street, which LLC shall have as its sole purpose to hold the License(s) and assets in a given Market to be used by Royal Street in connection with the Royal Street System in such Market.
          “Holding Subsidiary Put” shall have the meaning set forth in Section 5.4(a)(ii).
          “Indemnified Party” shall have the meaning set forth in Section 6.14(a).
          “Initial Member” shall mean each of C9 Wireless, GWI and the MPCS Member and their permitted Affiliates, successors or assigns.
          “IRS” shall mean the Internal Revenue Service or any successor agency thereof.
          “License” shall mean any license for which Royal Street is a Successful Bidder.
          “License Grant Date” shall mean the grant date set forth on any license granted to Royal Street by the FCC in Auction No. 58.
          “Lien” shall mean any mortgage, pledge, lien, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, tax lien (as used in Section 6321 of the Code, and the rules and regulations promulgated thereunder or similarly by any State, local, or foreign tax authority), charge, or other similar restriction, title retention agreement, option, easement, covenant, encroachment or other adverse claim.
          “Liquidation” shall have the meaning set forth in Section 13.4.
          “LLC Interest” shall mean a Member’s entire limited liability company interest in Royal Street at any particular time, including such Member’s share of the profits and losses of Royal Street and right to receive distributions of Royal Street’s assets, and all other benefits to which a Member may be entitled, all in accordance with the provisions of this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
          “LLC Unit” shall mean a fractional, undivided share of the LLC Interests of all Members issued pursuant hereto.
          “Major Trading Area” or “MTA” shall have the meaning ascribed to it in the FCC rules at 47 C.F.R. Section 24.202(a).
          “Management Committee” shall have the meaning set forth in Section 6.1(b).

          “Management Committee Meeting” shall have the meaning set forth in Section 6.2.
          “Manager” shall have the meaning set forth in Section 6.1(b).
          “Market” shall mean the geographic area(s) in which Royal Street is authorized by the FCC to provide Commercial Mobile Radio Service.
          “Material Adverse Effect” shall mean a material adverse effect on the financial condition, properties, Business or results of operations, including Liquidation, of Royal Street, C9 Wireless or GWI, as the case may be, or any of their respective Subsidiaries, other than effects arising out of (i) general changes in economic conditions of the United States, (ii) changes affecting the Commercial Mobile Radio Service industry, generally, and (iii) changes to the FCC Rules, including changes to the Auction Process.
           “Material Spectrum License” shall mean any License which (a) has a Fair Market Value in excess of ***; (b) which pertains to a Market where Royal Street has completed its initial construction and is offering commercial service on a wholesale basis; or (c) is immediately adjacent to a License which meets (a) or (b).
           “Member” shall initially mean each of C9 Wireless, GWI and the MPCS Member, and shall include thereafter their respective successors and permitted transferees, and any other members admitted to Royal Street in accordance with Section 8.1.
          “Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).
          “Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as described in Regulations Section 1.704-2(b)(4).
          “Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as described in Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).
          “Members’ Meeting” shall have the meaning set forth in Section 7.3.
          “MetroPCS” shall mean MetroPCS, Inc., a Delaware corporation.

          “MetroPCS Communications” shall mean MetroPCS Communications, Inc., a Delaware corporation.
          “MetroPCS Wireless” shall mean MetroPCS Wireless, Inc., a Delaware corporation.
          “MetroPCS Indemnified Parties” shall mean MetroPCS Communications and its Affiliates, and their respective parents, subsidiaries, sister companies, and all of their officers, directors, employees and agents.
          “MetroPCS Parties” shall mean MetroPCS Wireless, GWI and their Affiliates.
          “Minimum Gain” shall mean “partnership minimum gain” as described in Regulations Sections 1.704-2(b)(2) and (d).
          “MPCS Member” shall have the meaning set forth in the preamble.
          “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(l) and (c). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).
          “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
          “Officers” shall mean such officers of Royal Street as shall from time to time be appointed by the Management Committee until such time as any such Officer is removed in accordance with the terms of his or her appointment.
          “PCS” shall mean personal communications services as defined in the FCC Rules at 47 C.F.R. § 24.5.
          “Parties” shall initially mean C9 Wireless, GWI and the MPCS Member, and shall thereafter include any other Person executing a counterpart of this Agreement.
          “Percentage Interest” shall mean a Member’s aggregate economic percentage interest in Royal Street as determined by dividing the number of LLC Units owned by such Member by the number of LLC Units then owned by all Members. The Percentage Interests of the Members as of the date hereof are set forth in Section 9.5.
          “Person” shall mean any natural person, corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business of any kind.
          “Planning Group” shall have the meaning set forth in Section 2.10(a) of this Agreement.

          “POPs” shall refer to the population within a Market calculated in accordance with the then-governing standard in the United States Commercial Mobile Radio Services industry.
          “Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to Royal Street’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of Royal Street that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
          (b) Any expenditures of Royal Street described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Royal Street Asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
          (d) Gain or loss resulting from any disposition of a Royal Street Asset with respect to which gain or loss is recognized for federal income purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance the definition of Depreciation; and
          (f) Notwithstanding any other provisions of this definition, any items that are specially allocated pursuant to Section 10.1(c) shall not be taken into account in computing Profits or Losses.
          “Proprietary Information” shall mean information of a confidential and proprietary nature that a Party has the right to possess, and that the Party maintains in confidence.
          “Put” shall have the meaning set forth in Section 5.4(a)(ii).
          “Put Closing Date” shall have the meaning set forth in Section 5.4(d)(i).
          “Put Interest” shall have the meaning set forth in Section 5.4(d)(i).

          “Refund” shall be any amounts that Royal Street paid in accordance with FCC Rules to become eligible to participate in the Auction No. 58 and that thereafter are refunded to Royal Street.
          “Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Representatives” shall have the meaning set forth in Section 17.1.
          “ROFR Termination Date” shall have the meaning set forth in Section 5.2(c).
          “Royal Street” shall have the meaning set forth in the recitals hereto.
          “Royal Street Assets” shall mean all right, title and interest of Royal Street whether now or hereafter existing, in and to all or any portion of the assets of Royal Street and any applicable Holding Subsidiary, including the Licenses and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.
          “Royal Street Indemnified Parties” shall mean Royal Street and its Affiliates, and their respective parent, subsidiary, sister companies, and all of their respective officers, directors, employees and agents.
          “Royal Street Put” shall have the meaning set forth in Section 5.4(a)(i).
          “Royal Street Products and Services” shall mean the creation and provision by Royal Street of Commercial Mobile Radio Services and any activities related thereto.
          “Royal Street System” shall mean the Commercial Mobile Radio Service using CDMA system(s) constructed and operated by Royal Street in each of the Markets pursuant to the Licenses.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Seventh Anniversary” shall mean the date that is two calendar years after the Fifth Anniversary.
          “Services Agreement” shall mean the Services Agreement by and between MetroPCS Wireless and Royal Street, executed on December 15, 2005 as of November 24, 2004, as it may be amended from time to time.
          “Sixth Anniversary” shall mean the date that is one calendar year after the Fifth Anniversary.
          “Subsidiary” shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power, (ii) of which such Person possesses fifty percent (50%) or more of the right to elect directors or Persons holding similar positions or (iii) which such Person Controls directly or indirectly through one or more intermediaries.
          “Substantial Completion Date” shall mean the date on which the Build-Out of the Royal Street System satisfies the construction requirements of Section 24.203 of the FCC Rules.
          “Successful Bidder” shall mean a Person that is awarded one or more licenses by the FCC pursuant to the Auction Process related to Auction No. 58 and successfully qualifies to be a licensee for such license(s) under applicable FCC Rules.
          “Tax” shall mean any federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, stamp, payroll, sales, employment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.
          “Tax Matters Member” shall have the meaning set forth in Section 7.11.
          “Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge (other than in connection with the Financing, and, subject to Section 5.1(e), any foreclosures resulting therefrom), hypothecation, mortgage, or other disposition or encumbrance, of any beneficial or economic interest in any LLC Units, including those by operation or succession of law, merger, change in control or otherwise, but a Change of Control of GWI or the MPCS Member shall not be deemed to be a Transfer.
          “Transfer Notice” shall have the meaning set forth in Section 5.2(a)
          “Transferred Securities” shall have the meaning set forth in Section 5.2(a).
          “United States” shall mean the United States of America, including the forty-eight contiguous states, Hawaii, Alaska, the District of Columbia and all of its territories and possessions.
          “Unjust Enrichment Payment” shall mean a payment required to be made to the FCC to reimburse Bidding Credits in accordance with the FCC Rules at 47 C.F.R. § 1.2111, as the same may be amended from time to time.
          “Very Small Business” shall mean a “very small business” as defined in FCC Rules at 47 C.F.R. § 24.720(b), and as applied by the FCC in Auction No. 58.
          “Voting Securities” shall mean any securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any partnership, limited liability company or other Person, including the voting rights attached to such securities.
          “Withdrawal Event” shall have the meaning set forth in Section 14.1.

     1.2. Construction. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender and any other number as the context requires; (b) as used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive; (c) except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule, Attachment, Appendix or Exhibit is a reference to a Section of this Agreement or a Schedule, Attachment, Appendix or Exhibit hereto, and the terms “this Agreement,” “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement; (d) the descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement; (e) as used in this Agreement, unless otherwise specifically noted herein, the word “day” or “days” means a calendar day or days, respectively, including weekends and holidays; and (f) any reference to any Law or Governmental Entity shall be deemed to also refer to any successor thereof.
ARTICLE 2
Royal Street and its Business
     2.1. Formation; Effectiveness. Royal Street has been formed as a limited liability company under the provisions of the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. Pursuant to Section 18-201(d) of the Act, this Agreement is effective as of November 24, 2004 (the “Effective Date”).
     2.2. Company Name. The business of Royal Street initially shall be conducted in the State of Delaware under the name Royal Street Communications, LLC and under such name or such assumed names as the Management Committee deems necessary or appropriate to comply with the requirements of any other jurisdiction in which Royal Street may be required to qualify.
     2.3. Term. The term of Royal Street shall commence on the Effective Date and shall continue in full force and effect until the earlier of the *** or the earlier dissolution, winding up and termination of Royal Street in accordance with Article 13 of this Agreement. The existence of Royal Street as a separate legal Person shall continue until the cancellation of the Certificate of Formation as provided in the Act.
     2.4. Filing of Certificate and Amendments. Subject to the restrictions set forth in this Agreement, the Management Committee or any Person designated by the Management Committee shall (and shall have the power and authority to) execute and file or cause to be executed and filed any amendments to the Certificate of Formation that are required pursuant to this Agreement or Applicable Law and do all other acts requisite for the constitution of Royal Street as a limited liability company pursuant to the laws of the State of Delaware or any other Applicable Law and for enabling Royal Street or its Subsidiaries to conduct business in each applicable jurisdiction.

     2.5. Purpose and Business; Powers; Scope of Members’ Authority.
          (a) Royal Street has been organized for the purpose of conducting the Business. Subject to the restrictions set forth in this Agreement, Royal Street is empowered to effect any purposes for which it was formed, including the exercise of all powers granted under the Act.
          (b) Except as otherwise expressly provided in this Agreement and notwithstanding the last sentence of Section 18-402 of the Act, no Member shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, any other Member.
          (c) Except as otherwise provided in the Act, the debts, obligations and liabilities of Royal Street, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Royal Street, and no Member shall be obligated personally for any such debt, obligation or liability of Royal Street solely by reason of being a Member.
          (d) The Parties acknowledge and agree that, for business and operational purposes, each License secured by Royal Street will be assigned or transferred to a separate Holding Subsidiary, which shall be a disregarded entity for United States federal income tax purposes. Licenses that are found by the Management Committee to be economically or geographically related may be assigned or transferred to a single Holding Subsidiary.
          (e) Royal Street shall maintain its own bank accounts. All receipts and profits associated with the operation of the Royal Street Systems shall be deposited in Royal Street’s bank accounts.
     2.6. Principal Office; Registered Agent. The principal office of Royal Street shall be at PO Box 2365, Southampton, New York 11969. Subject to the terms hereof, Royal Street may change its place of business to such location or locations as may at any time or from time to time be determined by the Management Committee. The mailing address of Royal Street shall be such address as may be selected from time to time by the Management Committee. Royal Street shall maintain a registered office at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of Royal Street’s registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     2.7. Names and Addresses of Members. The names and addresses of the Initial Members are as follows:
C9 WIRELESS, LLC
PO Box 2365
Southampton, NY 11969
Attention: Robert Gerard
GWIPCS1,INC. 8144
Walnut Hill Lane

Suite 800
Dallas, TX 75231
Attention: Vice President, General Counsel and Secretary
METROPCS WIRELESS, INC.
8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231
Attention: Vice President, General Counsel and Secretary
     2.8. Partnership Treatment. It is intended that Royal Street will be treated as a partnership for United States federal, state and local income tax purposes rather than as an association taxable as a corporation. The Members agree to take any action requested by Royal Street that may be desirable to ensure that Royal Street is so treated. No Member shall take any action that is inconsistent with such treatment.
     2.9. Annual Budgets.
          (a) An employee of Royal Street designated by the Management Committee (“Budget Officer”) shall prepare the initial annual budget (the “Annual Budget”) for the twelve (12) month period beginning on the Effective Date, or such other period as the Management Committee may specify, and submit it to the Management Committee for its approval. Except as otherwise expressly provided in this Agreement, only the Management Committee, acting by majority vote, shall have the authority to modify the proposed Annual Budget on a line-by-line basis and shall endeavor to approve the Annual Budget within thirty (30) days of its submission (or such other time period as the Management Committee may establish).
          (b) For all Annual Budgets subsequent to the initial Annual Budget, the Budget Officer shall prepare and submit to the Management Committee at least ninety (90) days prior to the expiration of the twelve (12) month period covered by the immediately preceding Annual Budget, or such other date as the Management Committee shall direct in writing, a proposed Annual Budget for the following twelve (12) month period. Except as otherwise expressly provided in this Agreement, the Management Committee, acting by majority vote, shall have the authority to modify the proposed Annual Budget on a line-by-line basis and shall endeavor to approve the Annual Budget within thirty (30) days of its submission (or such other time period as the Management Committee may establish). If the Management Committee does not approve an Annual Budget before the then-current Annual Budget expires, the Royal Street Systems shall be operated in accordance with the Annual Budget for the prior twelve (12) month period until such time as the Management Committee approves a new Annual Budget.
          (c) Each proposed Annual Budget shall set forth, in reasonable detail, the projected items of cost and expenses of operating the Royal Street Systems during the relevant period, including capital expenditures, expenses, as well as the projected revenues, by source, for that period. In addition, the Annual Budget shall set forth the various items of capital expense projected for the relevant period, including, but not limited to, costs of site construction, improvements in technical facilities, expansion of system capacity and introduction of new services.

          (d) The Management Committee may, in its discretion, adopt Annual Budgets on a fiscal year basis. To the extent necessary to employ a fiscal year Annual Budget and planning process, the Management Committee may, during the transition period, employ an Annual Budget or planning period of more than or less than twelve (12) months.
     2.10. Business Plans.
          (a) Royal Street shall establish a Planning Group (the “Planning Group”) consisting of such officers and management level persons as the Management Committee may select, provided that the majority of such members shall be employees of Royal Street or representatives of C9 Wireless and not employees or representatives of the MetroPCS Parties. The Planning Group shall prepare a business plan for the *** period commencing on the License Grant Date (“Business Plan”), in accordance with such direction as the Management Committee shall provide. Separate business plans may be developed for individual Markets, groups of Markets, or different market situations as the Management Committee shall direct. The Business Plan shall include appropriate schedules for deployment of the CMRS systems, capital and operating budgets and such other detail as the Management Committee shall specify. The Business Plan shall be designed to make the Royal Street Systems competitive in each of the Markets. The Business Plan shall be submitted to the Management Committee for its approval in accordance with such schedule as the Management Committee shall specify, but in all events the Planning Group shall submit the overall Business Plan for Royal Street to the Management Committee within sixty (60) days of the Effective Date. The Management Committee may approve the Business Plan as submitted, make such modifications as the Management Committee deems appropriate or require the Planning Group to revise the proposal and resubmit it to the Management Committee in accordance with such guidance and at such time as the Management Committee shall set.
          (b) At least sixty (60) days prior to the expiration of each twelve (12) month period covered by the Business Plan, the Planning Group shall prepare and submit to the Management Committee any proposed revisions to the Business Plan(s) which the Planning Group believes should be made in order to better achieve the goals for the Royal Street Systems, or any one or more of them. The Management Committee shall have the authority to approve, modify on a line-by-line basis or return the proposed revisions to the Planning Group for further revision. The Planning Group shall resubmit a revised Business Plan to the Management Committee within fifteen (15) days after its return to the Planning Group for revision.
          (c) The Planning Group also shall prepare and submit to the Management Committee a proposed Annual Business Plan (“Annual Business Plan”) for the twelve (12) month period beginning on the License Grant Date or such other period as the Management Committee may specify. Thereafter, the Planning Group shall prepare and submit to the Management Committee at least sixty (60) days prior to the expiration of the then-current Annual Business Plan, or such other date as the Management Committee shall direct in writing, a proposed Annual Business Plan for the following year or such other period as the Management Committee may decide. The Management Committee shall endeavor to approve, modify or return the proposed Annual Business Plan to the Planning Group for revision, within thirty (30) days of its submission by the Planning Group. The Planning Group shall resubmit any revised proposed Annual Business Plan within fifteen (15) days after its return to the Planning Group for revision.
          (d) Each proposed Annual Business Plan shall set forth in reasonable detail the goals and objectives for the forthcoming year (or agreed upon period).
ARTICLE 3
Representations and Warranties
     3.1. Representations and Warranties of C9 Wireless. GWI and the MPCS Member.
          As of the Effective Date hereof, each of C9 Wireless, GWI and the MPCS Member represents and warrants to the other that:
          (a) it has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and all of the Ancillary Agreements;
          (b) this Agreement and each of the Ancillary Agreements being executed as of even date herewith has been duly executed and delivered by it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
          (c) no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with its execution and delivery of this Agreement and each of the Ancillary Agreements being executed as of even date herewith, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect on Royal Street or (y) prevent, materially delay or materially impair its ability to perform its obligations under this Agreement or any of the Ancillary Agreements being executed as of even date herewith;
          (d) the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements being executed as of even date herewith does not, and the consummation by it of the transactions contemplated thereby will not, constitute or result in (i) a breach or violation of, or a default under, its charter, by-laws and other constitutive documents, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on its assets (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon it or any Applicable Law or governmental or non-governmental permit or license to which it is subject or (iii) any change in the rights or obligations of any party under any of such Contracts to which it is a party, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to (x) result in a Material Adverse Effect on Royal Street or (y) prevent, materially delay or materially impair its ability to perform its obligations under this Agreement or any of the Ancillary Agreements being executed as of even date herewith; and
          (e) there is no (i) legal action, claim, proceeding, investigation or controversy pending or, to its knowledge threatened against it, or (ii) judgment, order, award or consent-decree outstanding against or affecting it, which in either event is reasonably likely to

(x) result in a Material Adverse Effect on Royal Street or (y) materially delay or materially impair its ability to perform its obligations under this Agreement or any of the Ancillary Agreements being executed as of even date herewith.
     3.2. Representations and Warranties of C9 Wireless.
          As of the Effective Date hereof, C9 Wireless represents and warrants to GWI that:
          (a) C9 Wireless is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware;
          (b) Schedule 3.2(b) hereto contains a complete and accurate listing of: (i) all “affiliates” of C9 Wireless within the meaning of the FCC Rules, specifically 47 C.F.R. Section 1.2110(c)(5); (ii) all “controlling interests” of C9 Wireless within the meaning of the FCC Rules, specifically 47 C.F.R. Section 1.2110(c)(2); (iii) all “affiliates of controlling interests of C9 Wireless within the meaning of the FCC Rules, specifically 47 C.F.R. Section 1.2110(b)(l); (iv) the “gross revenues” of C9 Wireless within the meaning of the FCC Rules, specifically 47 C.F.R. Section 1.2110(n) for each of the last three years; (v) the “total assets” of C9 Wireless within the meaning of the FCC Rules, specifically 47 C.F.R. Section 1.2110(o); and (vi) the “gross revenues” as previously defined in this Section 3.2(b)) of all “affiliates”, “controlling interests”, and “affiliates of controlling interests” (all as previously defined in this Section 3.2(b)) for each of the last three years;
          (c) Schedule 3.2(b) hereto sets forth, as of the Effective Date, any and all Persons or Entities having either a direct or indirect ownership interest in C9 Wireless;
          (d) C9 Wireless has access to sufficient funds (the “Financing”) to enable it to make the Capital Contributions required of it under Section 9.1. There are no conditions to the Financing other than conditions also set forth herein and other conditions customary for facilities of such type. C9 Wireless has no knowledge that the Financing will not be available on a timely basis when, as and if required pursuant to the provisions of Section 9.1;
          (e) C9 Wireless qualifies as an Entrepreneur and as a Very Small Business under the FCC Rules;
          (f) C9 Wireless is legally, technically, financially and otherwise qualified to hold PCS licenses; and
          (g) After the Effective Date, no Person shall be admitted as a member of C9 Wireless without the consent of GWI.
     3.3. Representations and Warranties of GWI and the MPCS Member.
          As of the Effective Date hereof, each of GWI and the MPCS Member represents and warrants to C9 Wireless that it is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

ARTICLE 4
Covenants
     4.1. Eligible Entrepreneur and Very Small Business.
          (a) The Parties acknowledge that they intend for Royal Street to qualify as an Entrepreneur and a Very Small Business under the FCC Rules, and accordingly agree to cooperate in good faith with each other and to use reasonable efforts to make all necessary filings and other communications with the FCC which the Parties believe are reasonably necessary or appropriate to facilitate the processing and grant of any application for any License (provided that nothing contained in this Section 4.1 (a) shall (i) require any Party to agree to the amendment, modification or waiver of any provision of this Agreement, any of the Ancillary Agreements or any other agreements entered into by any of the Parties in connection with the transactions contemplated hereby, (ii) require the expenditure of funds by any Party other than as expressly provided for herein or in the Ancillary Agreements or (iii) impose any incremental substantive obligations on any Party which are not otherwise expressly provided for in this Agreement or the Ancillary Agreements).
          (b) C9 Wireless hereby covenants and agrees that, prior to the ***, before it or any direct or indirect Affiliate undergoes a Change of Control, acquires a new interest or investment in, or assumes a new officer, director or key management position with, any Person that may reasonably be expected to result in C9 Wireless’ loss or threatened loss of its status as an Entrepreneur or Very Small Business, once so qualified, it will consult with GWI concerning the Change of Control, acquisition, investment or position and shall not permit or make such Change of Control, acquisition, investment or assume such position where GWI reasonably concludes, and so notifies C9 Wireless in writing within ten (10) days following such initial consultation (and GWI shall be deemed to have consented to such action absent C9 Wireless’ receipt of such written notice within such period), that such action will result in C9 Wireless’ loss of its Entrepreneur or Very Small Business status.
          (c) Prior to the ***, neither C9 Wireless nor any Person that owns, directly or indirectly, any ownership interest in C9 Wireless, shall permit any direct or indirect Change of Control, sale, transfer, assignment, pledge (other than pledges of equity of C9 Wireless as permitted by Section 5.1 (d), and, subject to Section 5.1 (d), any foreclosures resulting therefrom), hypothecation, mortgage or other disposal or encumbrance of any beneficial or economic interest in its Voting Securities without the prior written consent of GWI, which consent may be withheld by GWI in its sole discretion.
          (d) During the term of this Agreement, the business of C9 Wireless shall be limited to activities related to the wireless telecommunications business in connection with C9 Wireless’ investment in Royal Street and, prior to the ***, C9 Wireless shall not undertake any actions or activities, nor permit any of its investors, shareholders, members or Affiliates to undertake any actions or activities, which could result in a loss of Royal Street’s status as an Entrepreneur and Very Small Business.

     4.2. Maintenance of Financing.
          C9 Wireless shall (a) use all commercially reasonable efforts to maintain the availability of the Financing; (b) identify the sources of the Financing to GWI at the earliest practicable date; (c) provide written evidence of the Financing to GWI, which may include commitment letters or binding letters of intent, at any time and from time to time, as reasonably requested by GWI; (d) provide such additional information regarding the Financing as GWI or its advisors may reasonably request, and (e) not assume any indebtedness except indebtedness that: (i) would not jeopardize C9 Wireless’ or Royal Street’s status as an Entrepreneur or a Very Small Business or otherwise adversely affect the designated entity qualifications of Royal Street pursuant to Section 4.1(d) or (ii) is not secured by any Liens or interests in property that would be in derogation of MetroPCS Wireless’ security interests or would violate the Financing. The Parties acknowledge and agree that in no event shall any lender to C9 Wireless or other provider of the Financing be deemed to have or be given any control under this Agreement, any of the Ancillary Agreements, the constituent documents of C9 Wireless or otherwise to control Royal Street, C9 Wireless or any of their respective Affiliates.
     4.3. [Intentionally deleted]
     4.4. Successful Bidder. If Royal Street is a Successful Bidder, as soon as practicable following the conclusion of Auction No. 58, the Members shall cause Royal Street to create a schedule, which schedule shall be subject to the approval of the Initial Members (the “Auction Schedule”), setting forth (i) each License granted to Royal Street in Auction No. 58, (ii) the purchase price paid by Royal Street for such License, and (iii) the amount of each Bidding Credit granted to Royal Street in Auction No. 58 in connection with such License.
     4.5. Third Party Financing. If Royal Street requires financing over and above the amounts available to it under the Credit Agreement, and MetroPCS Wireless is unwilling or unable to provide such financing on terms reasonably acceptable to Royal Street, then Royal Street will use reasonable efforts to secure such financing from unaffiliated third parties on commercially reasonable terms in accordance with Section 4.2 hereof.
     4.6. Competition.
          (a) During the term of this Agreement, neither C9 Wireless nor any of its Affiliates (other than Royal Street), directly or indirectly, shall:
               (i) participate in Auction No. 58 other than through Royal Street in accordance with the terms of this Agreement;
               (ii) participate in any other auction for, or otherwise acquire, wireless spectrum allocated for telecommunications services in the United States; or
               (iii) engage in any retail CMRS activity that would be competitive with GWI’s or MetroPCS’s products and services or Royal Street’s Products and Services in any of the markets in which any MetroPCS Party is the licensee of a CMRS system, or is a lessee of PCS spectrum or reseller of PCS.

          (b) The Parties acknowledge that the MetroPCS Parties currently engage in, and will in the future engage in, activities that are competitive with Royal Street Products and Services, and agree that nothing in this Agreement or any Ancillary Agreement shall preclude the MetroPCS Parties from continuing to engage in any such activity without restriction. The Parties further acknowledge that the MetroPCS Parties from time to time might obtain FCC licenses through the acquisition of entities that hold FCC licenses or otherwise, and agree that nothing in this Agreement or any Ancillary Agreement shall preclude the MetroPCS Parties from continuing to engage in any such acquisitions or activity outside of Auction No. 58 without any obligation or liability to Royal Street or to any of its Members.
          (c) The Parties further acknowledge and agree that investors in the MetroPCS Parties may have, or from time to time may acquire, interests in other companies that hold FCC licenses, or are seeking to acquire FCC licenses, or access to spectrum through auction, lease, acquisition or otherwise, and that such companies may engage in activities that are competitive with Royal Street products and services.
          (d) Notwithstanding anything to the contrary in this Agreement, the MetroPCS Parties may enter into a joint venture, alliance or other cooperative relationship with an Entrepreneur or Very Small Business other than C9 Wireless.
          (e) Neither Royal Street nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the other Members described in this Section 4.6 or to the income or proceeds derived therefrom. Except as otherwise provided herein, no Member shall incur any liability to Royal Street or to any other Member as a result of engaging in any other business or venture.
     4.7. Cooperation. The Parties hereby covenant and agree that if the participation of any of them as a Member of Royal Street or their performance of their obligations hereunder results in a regulatory limitation on any Member’s ability to pursue its business objectives outside Royal Street, including regulatory limitations on the amount of spectrum in which any Party may have an interest, the Members shall cooperate in good faith in reasonable respects to resolve any such regulatory limitation in a manner that is in the best long term interests of Royal Street and the Members (provided that nothing contained in this section shall (A) require any Party to agree to the amendment, modification or waiver of any provision of this Agreement, any of the Ancillary Agreements or any other agreements entered into by any of the Parties in connection with the transactions contemplated hereby or (B) require the expenditure of funds by any Party other than as expressly provided for herein or in the Ancillary Agreements).
     4.8. Compliance With Law. C9 Wireless covenants and agrees that, as the controlling Member of Royal Street, C9 Wireless will not knowingly allow or cause Royal Street to materially violate applicable FCC Rules (including FCC Rules pertaining to status as an Entrepreneur or Very Small Business).
     4.9 Maintenance of Records. C9 Wireless shall maintain its records, books of account and bank accounts separate and apart from those of the shareholder(s), principals and Affiliates of C9 Wireless, the Affiliates of the shareholder of C9 Wireless or any other Person, and shall observe such formalities as are necessary to preserve the separate identity of C9

Wireless from that of its shareholders, principals and Affiliates, the Affiliates of the shareholder(s) of C9 Wireless or any other Person.
ARTICLE 5
Transfer Restrictions
     5.1. Transfers.
          (a) Subject to Sections 5.l(b), (c) and (d), each Member agrees that it shall not Transfer, directly or indirectly, or permit any Transfer of, directly or indirectly, in any single transaction or series of related transactions, any or all of the LLC Units that are Beneficially Owned by it until the ***, except (i) with the written approval of the Initial Members, (ii) pursuant to the Put (if exercisable prior thereto in accordance with the terms and conditions of Section 5.4), or (iii) pursuant to the exercise by GWI of its Rights of First Refusal in accordance with the terms and conditions of Section 5.2. Notwithstanding the foregoing, in no event shall any Member Transfer, directly or indirectly, or permit any Transfer of, directly or indirectly, in any single transaction or series of related transactions, less than all of the LLC Units that are Beneficially Owned by it.
          (b) Notwithstanding anything to the contrary in Section 5.1 (a), any Initial Member may at any time Transfer all, but no less than all, of its LLC Units to one or more of its Affiliates without the prior written consent of any other Initial Member; provided, that (i) contemporaneously with any such Transfer of LLC Units any such Affiliate becomes a party to a counterpart of this Agreement, (ii) such Transfer will not result in a termination of Royal Street under Code Section 708(b)(l)(B), (iii) any required consent or approval from a Governmental Entity has been obtained, if prior consent or approval is required, or sought, if consent or approval may be obtained after the fact, (iv) such Affiliate shall remain an Affiliate during the term of this Agreement, and (v) such Transfer does not adversely affect the qualifications of Royal Street under the FCC Rules as an “Entrepreneur” or as a “Very Small Business”.
          (c) Notwithstanding anything to the contrary in Section 5.1 (a), GWI shall be free to Transfer its LLC Units without the consent of any Member to any Person to which GWI is assigning or transferring all or substantially all of the FCC authorizations issued to GWI provided such assignment or transfer has been approved by the FCC and provided further, that (i) contemporaneously with any such Transfer of LLC Units any transferee of GWI’s LLC Units becomes a party to a counterpart of this Agreement, and (ii) any required consent or approval from a Governmental Entity has been obtained, if prior consent or approval is required, or sought, if consent or approval may be obtained after the fact.
          (d) C9 Wireless may pledge any or all of its LLC Units to a lender, subject to the condition that (i) such lender may not in any event foreclose upon its security interest in such LLC Units (either directly or through a foreclosure on the equity interests in C9 Wireless) at any time prior to the *** if such foreclosure would result in the loss of any License or a requirement by Royal Street to make any Unjust Enrichment Payment which would not otherwise have been lost or made, respectively, (ii) lender must provide C9 Wireless and GWI prior written notice of its intention to foreclose at least ten (10) days prior to taking any action, and (iii) lender must agree to allow C9 Wireless ten (10) days, following receipt of notice by both C9 Wireless and GWI, to cure any default.
          (e) Notwithstanding anything in this Agreement that might be construed to the contrary, C9 Wireless agrees that it shall not transfer or offer to transfer any portion of its LLC Units to a non-Member prior to the expiration of the *** and subject to the GWI rights of first refusal established in Sections 5.2 and 5.3.
     5.2. Right of First Refusal for Transfer of LLC Units.
          (a) Subject to Section 5.4(f), in the event that any Member other than a MetroPCS Party (the “Exiting Member”) has received a Bona Fide Offer from a third party to, and proposes to, Transfer its LLC Units to such third party, in accordance with and subject to the limitations set forth in Section 5.1, then, prior to Transferring such LLC Units (the “Transferred Securities”), the Exiting Member shall promptly deliver a written notice (the “Transfer Notice”) to Royal Street and the other Members stating that the Exiting Member proposes to Transfer the Transferred Securities. The Transfer Notice shall (i) specify the proposed purchase price for, and all other material terms with respect to, the sale of the Transferred Securities, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the Transfer (which date shall not be less than sixty (60) days after the date the Transfer Notice is delivered), and (iv) have attached thereto a copy of such Bona Fide Offer, and any ancillary agreements or documents, containing all of the material terms and conditions on which the Transferred Securities are to be sold.
          (b) By written notice (an “Election Notice”) delivered to Royal Street, the Exiting Member and the other Members within sixty (60) days after receipt of a Transfer Notice, GWI shall have the right to purchase all or a portion of the Transferred Securities on terms and conditions equal to the proposed purchase price of the Transferred Securities; provided, that if the Exiting Member proposes to transfer the Transferred Securities in a transaction that would qualify in whole or in part as a tax-free exchange, then the Exiting Member and GWI shall use commercially reasonable efforts to structure the acquisition by GWI of the Transferred Securities to receive similar tax-free treatment; provided, further, that the inability of an Exiting Member and GWI to so structure the acquisition by GWI of the Transferred Securities shall not relieve the Exiting Member from its obligation to Transfer the Transferred Securities to GWI, and GWI shall have no obligation to pay any resulting Tax; provided, finally, that if the Transfer of the Transferred Securities to the proposed purchaser would trigger an Unjust Enrichment Payment that would not otherwise be triggered if GWI or its designee were the purchaser, then the purchase price shall be reduced by the amount of the Unjust Enrichment Payment. An Exiting Member shall be prohibited from delivering a new Transfer Notice relating to the sale of the Transferred Securities to the purchaser proposed in its initial Transfer Notice, or any Affiliate of such proposed purchaser, until after the sixty (60) day period following GWI’s receipt of the initial Transfer Notice in the event that GWI does not elect to purchase the Transferred Securities, or until after the ROFR Termination Date, as it may be extended in accordance with this Section 5.2, in the event that GWI does elect to purchase the Transferred Securities.
          (c) If GWI shall have elected to purchase the Transferred Securities in accordance with Section 5.2(b), the Exiting Member and GWI shall use reasonable efforts, including reasonable efforts to obtain all regulatory approvals, to consummate the closing of the purchase of the Transferred Securities as soon as practicable and in any event within *** after the date of the Election Notice in the event that no regulatory approval is required, and within *** after the date of the Election Notice in the event that any regulatory approval is required. In the event that any regulatory approval is required, an application for such regulatory approval shall be filed no later than sixty (60) days following the date of the Election Notice and the closing of the purchase of the Transferred Securities shall occur no later than ten (10) days following receipt of all required regulatory approvals by Final Order, and the “ROFR Termination Date” shall be either (i) the 10th day following receipt of all required regulatory approvals by Final Order or (ii) the date on which any required regulatory approval is denied by Final Order, whichever occurs first. In the event that the Parties have complied with this Section 5.2(c) but any required regulatory approvals are not obtained within such *** period, the ROFR Termination Date may be extended by either the Exiting Member or GWI until such approvals are received or denied by a Final Order, but in no event for a period of more than an additional ***. Any such closing shall be subject to the condition precedent that any required consent or approval from any Governmental Entity shall have been obtained.
          (d) In the event that GWI does not elect to purchase the Transferred Securities, GWI may designate another Person to purchase the Transferred Securities, and the Exiting Member shall sell the Transferred Securities to such designated purchaser, provided, however, that such designated purchaser shall comply with the terms and conditions set forth in this Section 5.2 that would otherwise have applied to GWI; provided, further, that if the Transfer of the Transferred Securities to such designated purchaser would trigger an Unjust Enrichment Payment that would not otherwise be triggered if the Exiting Member sold the Transferred Securities to the proposed purchaser, then the purchase price shall not be reduced by the amount of the Unjust Enrichment Payment.
          (e) In the event that GWI does not elect to purchase the Transferred Securities itself or designate another Person to purchase the Transferred Securities pursuant to Section 5.2(d) (or fails to consummate such purchase prior to the ROFR Termination Date, as it may be extended, due to the failure to obtain regulatory approvals for reasons that are attributable specifically to GWI), the Exiting Member will be free, at any time within *** after the ROFR Termination Date or the expiration of the time in which the Election Notice shall be required to be delivered without delivery thereof, as applicable, to consummate a sale of the Transferred Securities to the proposed purchaser identified in the Transfer Notice on terms not less favorable to the Exiting Member than those set forth therein and at the same price; provided, that the closing of the transaction contemplated by such Election Notice may be extended by the Exiting Member for *** in the event that any required approval or consent from any Governmental Entity shall not have been obtained at such time; provided, further, that such Exiting Member shall not permit the purchaser to Transfer its right to purchase the Transferred Securities to a third party. In the event that no Transfer of such Transferred Securities occurs within the *** deadline (or within the *** deadline if the *** extension is exercised), then the terms and conditions of this Section 5.2 shall be reinstated and GWI may exercise its rights pursuant to this Section 5.2 as if it is the first instance of such exercise.

          (f) The rights and obligations of this Section 5.2 shall apply to any and all Transfers by an Exiting Member or a subsequent purchaser of Transferred Securities.
     5.3. Right of First Refusal in Event of Disposition of Royal Street Assets.
           (a) Until such ***, Royal Street shall not have the right to cause any direct or indirect sale, Transfer or other disposition of any beneficial or economic interest in any Royal Street Assets, except in the ordinary course of the operation of the Royal Street Systems (a “Disposition”).
          (b) After ***, if Royal Street receives a Bona Fide Offer to effect a Disposition of any Royal Street Assets, and the Management Committee votes to accept the offer, then, prior to the Disposition of such Royal Street Assets (the “Disposition Assets”), Royal Street shall promptly deliver a written notice (the “Disposition Notice”) to GWI stating that Royal Street proposes to effect a Disposition of the Disposition Assets. The Disposition Notice shall (i) specify the proposed purchase price for, and all other material terms with respect to the sale of the Disposition Assets, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the transfer of the Disposition Assets (which date shall not be less than sixty (60) days after the date the Disposition Notice is delivered) and (iv) have attached thereto a copy of such Bona Fide Offer, which shall contain all of the material terms and conditions on which the Disposition Assets are to be sold.
          (c) By written notice (a “Disposition Election Notice”) delivered to Royal Street, GWI shall have the right to purchase all or a portion of the Disposition Assets on terms and conditions no less favorable to Royal Street than, and at a price equal to, the proposed purchase price of such Disposition Assets; provided, that if Royal Street proposes to transfer the Disposition Assets in a transaction that would qualify in whole or in part as a tax-free exchange, then Royal Street and GWI shall use commercially reasonable efforts to structure the acquisition by GWI of the Disposition Assets to receive similar tax-free treatment; provided, further, that the inability of Royal Street and GWI to so structure the acquisition by GWI of the Disposition Assets shall not relieve Royal Street from its obligation to transfer the Disposition Assets to GWI, and GWI shall have no obligation to pay any resulting Tax; provided, finally, that if the Disposition of the Disposition Assets to the proposed purchaser would trigger an Unjust Enrichment Payment that would not otherwise be triggered if GWI or its designee were the purchaser, then the purchase price shall be reduced by the amount of the Unjust Enrichment Payment. Royal Street shall be prohibited from delivering a new Disposition Notice relating to the sale of the Disposition Assets to the purchaser proposed in its initial Disposition Notice, or any Affiliate of such proposed purchaser until after the sixty (60) day period following GWI’s receipt of the initial Disposition Notice in the event that GWI does not elect to purchase the Disposition Assets, or until after the Disposition ROFR Termination Date, as it may be extended in accordance with this Section 5.3(d), in the event that GWI does elect to purchase the Disposition Assets.
          (d) If GWI shall have elected to purchase the Disposition Assets in accordance with Section 5.3, Royal Street and GWI shall use reasonable efforts, including reasonable efforts to obtain all regulatory approvals, to consummate the closing of the purchase of the Disposition Assets as soon as practicable and in any event within sixty (60) days after the date of the Disposition Election Notice in the event that no regulatory approval is required, and within *** after the date of the Disposition Election Notice in the event that any regulatory approval is required. In the event that any regulatory approval is required, an application for such regulatory approval shall be filed no later than sixty (60) days following the date of the Disposition Election Notice and the closing of the purchase of the Disposition Assets shall occur no later than ten (10) days following receipt of all required regulatory approvals by Final Order, and the “Disposition ROFR Termination Date” shall be either (i) the 10th day following receipt of all required regulatory approvals by Final Order or (ii) the date on which any required regulatory approval is denied by Final Order, whichever occurs first. In the event that the Parties have complied with this Section 5.3(d) but any required regulatory approvals are not obtained within such *** period, the Disposition ROFR Termination Date may be extended by either Royal Street or GWI until such approvals are received or denied by a Final Order, but in no event for a period of more than an additional ***. Any such closing shall be subject to the condition precedent that any required consent or approval from any Governmental Entity shall have been obtained.
          (e) In the event that GWI does not elect to purchase the Disposition Assets, GWI may designate another Person to purchase the Disposition Assets, and Royal Street shall, subject to the receipt of any required approval from a Governmental Entity, sell the Disposition Assets to such designated purchaser, provided, that such designated purchaser shall comply with the terms and conditions set forth in this Section 5.3 that would otherwise have applied to GWI.
          (f) In the event that GWI does not elect to purchase the Disposition Assets itself or designate another Person to purchase the Disposition Assets pursuant to Section 5.3(e) (or fails to consummate such purchase prior to the Disposition ROFR Termination Date, as it may be extended, due to the failure to obtain regulatory approvals for reasons that are attributable specifically to GWI), then Royal Street will be free, at any time within *** after the Disposition ROFR Termination Date or the expiration of the time a Disposition Election Notice shall be required to be delivered without delivery thereof, as applicable, to consummate a sale of the Disposition Assets to the proposed purchaser identified in the Disposition Notice on terms not less favorable to Royal Street than those set forth therein and at the same price; provided, that the closing of the transaction contemplated by such Disposition Notice may be extended by Royal Street for *** in the event that any required approval or consent from any Governmental Entity shall not have been obtained at such time; provided, further, that Royal Street shall not permit the purchaser to Transfer its right to purchase the Disposition Assets to a third party. In the event that no Transfer of such Disposition Assets occurs within the *** deadline (or within the *** deadline if the *** extension is exercised), then the terms and conditions of this Section 5.3 shall be reinstated and GWI may exercise its rights pursuant to this Section 5.3 as if it is the first instance of such exercise.

     5.4. C9 Wireless’ Put Rights.
          (a) Right to Sell to GWI. On the terms and subject to the conditions of this Section 5.4, C9 Wireless shall have the following rights and options:
               (i) to sell to GWI, and upon the exercise of such right and option GWI shall purchase from C9 Wireless, all of C9 Wireless’ LLC Interest (the “Royal Street Put”); and
               (ii) to cause Royal Street to sell to GWI, and upon the exercise of such right and option GWI shall purchase from Royal Street, all of Royal Street’s membership interest in a Holding Subsidiary (the “Holding Subsidiary Put”) (the Royal Street Put and the Holding Subsidiary Put, collectively referred to as the “Put”).
          (b) Period for Exercise.
                (i) C9 Wireless may exercise the Royal Street Put by delivery of an Exercise Notice during any of the following periods: (A) during the period beginning on the earlier of (I)***, subject to applicable notice provisions, or (II) the date that is *** prior to the *** , and ending on the date that is *** prior to the *** (“First Put Exercise Period”); (B) during the sixty-day period ending on the date that is *** prior to the *** (“Second Put Exercise Period”); or (C) during the sixty-day period ending on the date that is *** prior to the ***. (“Third Put Exercise Period”); and
               (ii) C9 Wireless may exercise the Holding Subsidiary Put by delivery of an Exercise Notice during any of the periods described in Section 5.4(b)(i) above, provided that such exercise periods shall be determined solely with respect to the Licenses held by such Holding Subsidiary.
          (c) Exercise of Put. C9 Wireless shall exercise the Put by delivering to GWI and Royal Street written notice (“Exercise Notice”) of its exercise of the Put. Any such written notice shall be irrevocable, except as contemplated by Section 5.4(f). In the event that (i) C9 Wireless intends to exercise the Put but is prevented under Applicable Law from delivering the Exercise Notice to GWI for more than sixty (60) days, and (ii) C9 Wireless draws upon the letters of credit described in Section 5.4(h), then C9 Wireless shall be obligated to exercise the Put and deliver the Exercise Notice as soon as practicable under Applicable Law.
          (d) Purchase and Sale of Put Interest:
               (i) Following the exercise of the Put, C9 Wireless or Royal Street shall transfer to GWI its entire LLC Interest or the membership interest in the Holding Subsidiary, as the case may be (the “Put Interest”), and GWI shall purchase the Put Interest for the applicable purchase price determined in accordance with this Section 5.4. The closing of the purchase and sale of the Put Interest shall take place on the later of the date that is (x) ten (10) days after a Final Order approving the transfer of the Put Interest from C9 Wireless or Royal Street to GWI, (y) unless the Parties shall have otherwise expressly elected to permit an earlier closing date, or (z) solely in the event that such closing otherwise would occur prior to the ***

*** and would result in Royal Street being required to make an Unjust Enrichment Payment, the earliest date on which Royal Street would not be required to make any Unjust Enrichment Payment as a result of the transfer of the Put Interest from C9 Wireless or Royal Street, as the case may be, to GWI; provided that if the date described in clause (x) occurs prior to the date described in clause (z), GWI may, at its sole option, elect to close on the later of the date described in clause (x) or the date described in clause (z) (unless the Parties shall have expressly elected to permit the closing to occur prior to the ***, in which event GWI may elect to close on the date described in clause (x)). The date of the closing of the purchase and sale of the Put Interest shall be hereinafter referred to as the “Put Closing Date.” At the Put Closing Date, C9 Wireless or Royal Street, as the case may be, shall deliver to GWI customary written instruments of transfer and assignment of the Put Interest being sold in form reasonably satisfactory to GWI. Any Put Interest so transferred and assigned to GWI shall be transferred and assigned free and clear of all Liens, other than those created hereunder or by GWI, and with customary terms, conditions, representations and warranties pertaining to the Licenses and title to the Licenses. Upon the delivery of such instruments of transfer and assignment, GWI shall pay on the Put Closing Date the applicable purchase price to C9 Wireless or Royal Street, as the case may be, in immediately available funds. Notwithstanding anything herein to the contrary, including without limitation any provision dealing with distributions set forth in Article 10 or Article 13, in the event such funds are paid to Royal Street as a result of the exercise of the Holding Subsidiary Put, Royal Street shall promptly distribute such amounts to C9 Wireless. Upon the closing of any such transfer and assignment, the respective LLC Interests of C9 Wireless and GWI shall be revised, if necessary, to reflect such transfer and assignment to GWI.
               (ii) C9 Wireless and GWI shall use reasonable efforts, including reasonable efforts to obtain all required regulatory approvals, to consummate the closing of the purchase of the Put Interest as soon as practicable and in any event within thirty (30) days after the date of the Exercise Notice in the event that no regulatory approval is required, and within *** after the date of the Exercise Notice in the event that any regulatory approval is required, in each case subject to the timing limitations of Section 5.4(d)(i) above and to avoid taking actions, or failing to take actions that would materially adversely affect the value of the Licenses. In the event that any regulatory approval is required, an application for such regulatory approval shall be filed as soon as practicable, and in any event no later than sixty (60) days following the date of the Exercise Notice and the closing of the purchase of the Put Interest shall occur no later than ten (10) days following receipt of all required regulatory approvals, in each case subject to the timing limitations of Section 5.4(d)(i) above. In the event that any required regulatory approval is not obtained within such *** period, the closing date may be extended by either C9 Wireless or GWI until such approvals are received or denied by a Final Order, subject to Section 5.4(f). Any such closing shall be subject to the condition precedent that any required consent or approval from any Governmental Entity shall have been obtained.
          (e) Purchase Price. The purchase price for the Put Interest shall be calculated as follows:
               (i) If the date of the Exercise Notice is a date falling in the First Put Exercise Period and the Put Closing Date occurs on or after the ***, the purchase price for the Put Interest shall be ***. If the date of the Exercise Notice is a date falling in the Second Put Exercise Period, the purchase price for the Put Interest shall be ***. If the date of the Exercise Notice is a date falling in the Third Put Exercise Period, the purchase price for the Put Interest shall be ***. In each case, the purchase price shall be ***.
               (ii) If the date of the Exercise Notice is a date falling in the First Put Exercise Period and the Put Closing Date occurs prior to the ***, the purchase price for the Put Interest shall be the amount of ***; provided, that if the Put Closing Date is a date falling on or before the date that is *** after the Effective Date, the purchase price for the Put Interest shall be calculated ***, and, provided further, that if the transaction arising out of the exercise of the Put gives rise to an obligation to make an Unjust Enrichment Payment to the FCC pursuant to Section 1.2111, of the FCC Rules (or any similar rule) then the purchase price for the Put Interest shall be reduced by an amount equal to the Unjust Enrichment Payment.
               (iii) For purposes of subsections (i) and (ii) above, if the Put Interest is a membership interest in a Holding Subsidiary, the Purchase Price shall be calculated by taking into account only that portion of C9 Wireless’ Capital Contribution to Royal Street that is properly allocated to such Holding Subsidiary based on the value of such Holding Subsidiary in proportion to the aggregate value of all the Holding Subsidiaries.
                (iv) At GWI’s sole option, if the common stock of *** is publicly traded on either the NASDAQ National Market System or the New York Stock Exchange on the Put Closing Date, GWI may pay all or a portion of the purchase price for the Put Interest in common stock of *** that is freely transferable under the Securities Act and all applicable state securities laws. For purposes of determining the number of shares of common stock required to be delivered on the Put Closing Date, the value of each share of common stock to be delivered shall be the lesser of (A)***

***; provided, however, that GWI may not pay any portion of the purchase price with *** common stock to the extent that the common stock to be delivered exceeds 2% of the total *** common stock held by non-affiliates that is freely transferable under the Securities Act and all applicable state securities laws as of the Put Closing Date.
          (f) If any of the events described in Sections 13.2(a)(i), 13.2(a)(ii), 13.2(a)(iii) or 13.2(a)(iv) occur, or if any of the events described in Section 12.3(b) occur, then the provisions (including any pricing provisions) of the relevant subsections of Section 12.3, and not the provisions of Section 5.4, shall apply to any subsequent purchase by GWI of C9 Wireless’ LLC Interest.
          (g) With respect to the exercise of the Put Interest, the parties shall use their best efforts to structure the purchase and sale of the Put Interest so as to minimize the taxes to be paid by C9 Wireless or Royal Street, as the case may be.
          (h) Letter of Credit Agreement. *** to secure GWI’s obligation to purchase the Put Interest upon C9 Wireless’ exercise of the Put, GWI hereby agrees to execute a Letter of Credit Agreement in substantially the form attached hereto as Exhibit A, pursuant to which a MetroPCS Party shall be required to provide certain letters of credit. C9 Wireless shall provide five (5) days prior written notice to GWI of its intent, if any, to draw on any such letters of credit. ***
     5.5. [Intentionally deleted].
     5.6. Allocation Between Transferor and Transferee. If a Transfer of an interest in Royal Street occurs during any Fiscal Year, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee.
ARTICLE 6
Management of Royal Street
     6.1. Management of Royal Street.
          (a) It is the intention of the Parties for this Agreement to accord C9 Wireless control of Royal Street as provided in Sections 1.2110 and 24.720 of the FCC Rules. If any provision of this Agreement is deemed by the FCC to be inconsistent with this intention, the Parties shall cooperate in good faith in all reasonable respects to reform this Agreement in a manner that is consistent with the Parties’ intention (provided that nothing contained in this paragraph shall require any Party to agree to the amendment, modification or waiver of any other article of this Agreement or of any of the provisions of the Ancillary Agreements or any other agreement entered into by any of the Parties in connection with the transactions contemplated hereby, or shall require any Party to agree to any amendment, modification or waiver of any provision of this Agreement other than with respect to matters directly relating to the governance of Royal Street as currently contemplated by this Agreement).
          (b) The Members hereby establish a Management Committee (the “Management Committee”) to be composed of such number of individuals as the Members shall from time to time agree. The Management Committee shall consist initially of five (5) individuals (each a “Manager”), who shall be designated as provided in Sections 6.1(c) and 6.1(d). The Members, in such capacity, shall have no part in the management of Royal Street notwithstanding the last sentence of Section 18-402 of the Act, and shall have no authority or right to act on behalf of or bind Royal Street in connection with any matter, except as expressly set forth in the Act, unless duly authorized by the Management Committee pursuant to this Agreement and to the extent permitted by FCC Rules. The Management Committee shall elect from among its members, a Chairman of the Management Committee (the “Chairman”). Notwithstanding the foregoing, no officer, director, general partner or employee of any of the MetroPCS Parties shall be appointed as a C9 Wireless Manager (as defined in Section 6.1(c) below).
          (c) Initially, C9 Wireless shall appoint three (3) individuals to serve as Managers (the “C9 Wireless Managers”) and GWI shall appoint two (2) individuals to serve as Managers (the “GWI Managers”); provided, however, that no Member shall appoint any individual that would result in Royal Street not qualifying as an Entrepreneur or Very Small Business. C9 Wireless also shall appoint the Chairman of the Management Committee from among the C9 Wireless Managers. The parties acknowledge and agree that C9 Wireless initially appoints Robert Gerard as one of the C9 Wireless Managers and designates Mr. Gerard as the initial Chairman. Pending the appointment by C9 Wireless of the two (2) remaining C9 Wireless Managers, or in the event of a future vacancy with respect to a C9 Wireless Manager position, the Chairman shall be entitled to vote on behalf of such vacant C9 Wireless Manager or Managers so that the C9 Wireless Manager or Managers shall at all times maintain majority voting rights of the Management Committee, with the further understanding that C9 Wireless shall use its best efforts to fill any such vacancy within ninety (90) days. If the authorized number of Managers on the Management Committee is changed for any reason, C9 Wireless shall be entitled to appoint, at a minimum, a majority of the Managers regardless of the number of Managers comprising the Management Committee at any given tune and GWI shall be entitled to appoint the remainder of such Managers.
          (d) Subject to Section 6.1 (b), each of C9 Wireless and GWI shall have complete discretion with respect to the designation and replacement of its representatives to the Management Committee, including with respect to the filling of any vacancies. If any Member decides to change any of its representatives, such Member shall provide written notice of such change to Royal Street and the other Members.
          (e) The Management Committee and its designees shall have the power on behalf and in the name of Royal Street to carry out any and all of the objects and purposes of Royal Street contemplated by Section 2.5 and to perform or authorize all acts which they may deem necessary or advisable in connection therewith. Subject to Section 6.1(g), all determinations, decisions and actions made or taken by the Management Committee in accordance with this Agreement shall be passed by a simple majority vote of the Management Committee.
          (f) Without limiting the foregoing provisions of this Section 6.1, the Management Committee and its designees shall have the following powers:
               (i) to execute and deliver or to authorize the execution and delivery of real and personal property (whether leased or owned), Contracts, deeds, licenses, instruments of transfer and other documents in the ordinary course of business on behalf of Royal Street;
               (ii) to employ, retain, consult with and dismiss such personnel as may be required;
               (iii) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
               (iv) to engage attorneys, consultants, accountants and other agents, professionals and representatives of and for Royal Street;
               (v) to develop or cause to be developed accounting procedures for the maintenance of Royal Street’s books of account;
               (vi) to make all Tax elections (except elections under Code Sections 704(c) and 754) in a manner which, unless the Initial Members otherwise agree, will maximize or accelerate Tax deductions or minimize or defer taxable income;
               (vii) to make the selection of the type of technology used in the Business or changes to such technology;
               (viii) to make pricing decisions with respect to products and services offered pursuant to the Business;
               (ix) to change the Fiscal Year of Royal Street;
               (x) to employ, discharge or replace any manager for any or all of the Royal Street Systems;
               (xi) to determine the trademarks under which Royal Street will market its services; and
               (xii) to do all such other acts as shall be specifically authorized in this Agreement or by the Initial Members unanimously in writing from time to time.
          (g) Notwithstanding the foregoing, but subject to the other express provisions of this Agreement and the transactions contemplated hereby (including those provisions relating to the transfer of LLC Interests and assets of Royal Street in Sections 5.2, 5.3, 5.4 and 12.3, which shall not require such consent of the GWI Managers), no action shall be taken with respect to any of the matters enumerated below without the approval of *** of the members of the Management Committee:
               (i) The acquisition by Royal Street of any broadband radio spectrum license that is neither in an MTA in which Royal Street holds a License nor in an MTA adjacent to an MTA in which Royal Street holds a License;
               (ii) Approval of annual financial statements;
               (iii) Changes in the compensation for Royal Street senior management, including the adoption of any equity compensation plan or scheme, except for routine cost-of-living adjustments in the ordinary course of business;
               (iv) So long as no MetroPCS Party is in default under the Credit Agreement, any expenditure, or the incurrence of indebtedness in any single transaction or series of related transactions, in an amount in excess of *** of the aggregate Annual Budget unless such item is included in an approved Annual Budget, or a deviation of more than *** from any line item in an Annual Budget;
               (v) The direct or indirect sale, lease, exchange, transfer, disposal or other disposition of any beneficial or economic interest in any (A) Material Spectrum License, or (B) any Royal Street Asset or Business (except transfers to a Holding Subsidiary and transfers made pursuant to the Put) in any single transaction or series of related transactions with a Fair Market Value in excess of ***;
               (vi) Any material amendments to the organizational documents of Royal Street, any change in the size of the Management Committee, or any fundamental change in Royal Street’s Business or its corporate or capital structure, including a merger, consolidation or dissolution, or conversion to a corporation, excluding those amendments or other changes that do not materially adversely affect MetroPCS;
               (vii) Any transaction not in the ordinary course of business, except as otherwise expressly provided herein;
                (viii) Any deviation of more than *** from the aggregate Annual Budget approved by the Management Committee or any deviation of more than *** from any line item in such Annual Budget;
               (ix) The declaration and amount of any distributions other than those described in Section 10.2(d);

               (x) Subject to Section 8.1, the admission of any Additional Members, the redemption or purchase of any Membership Interests, or the issuance of any new or additional Membership Interests or any option, warrant or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any Membership Interest in Royal Street, except as contemplated by Sections 5.2 and 5.4(f); and
               (xi) The voluntary initiation or continuation by Royal Street of bankruptcy or Liquidation proceedings or the appointment of a liquidating trustee in the event of the Liquidation of Royal Street.
     6.2. Place of Management Committee Meetings. Meetings of the Management Committee (each, a “Management Committee Meeting”) shall be held at the principal office of Royal Street, or at such other place as the Managers shall mutually agree.
     6.3. Meetings. A Management Committee Meeting may be called by any Manager for any matter which is appropriate for consideration thereat. Management Committee Meetings shall be held from time to time, but no fewer than once in each calendar year. Meetings shall be chaired by the Chairman of Royal Street, and the Secretary of the Management Committee Meeting shall be appointed by the CEO of Royal Street.
     6.4. Telephonic Meetings. Management Committee Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Management Committee Meetings can hear one another at the time of such Management Committee Meeting. Participation in a Management Committee Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Management Committee Meeting.
     6.5. Notice of Meetings.
          (a) Written notice of a Management Committee Meeting shall state the place, date and hour of such Management Committee Meeting and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 16.4 not fewer than ten (10) days before the date thereof. Such notice shall specify the date, time and place of such meeting and shall set forth an agenda of items to be discussed or acted upon at such meeting. Any substantive item discussed at such meeting that was not specifically set forth as an agenda item as part of the notice in sufficient detail to provide reasonable notice, shall not be acted upon unless the Managers unanimously agree to act.
          (b) Notwithstanding Section 6.5(a), Royal Street shall convene a special Meeting of Management Committee within forty-eight (48) hours of its receipt of a notice, either oral, written or electronic, from GWI requesting a special Meeting of the Management Committee pursuant to Section 6.3(a) of the Services Agreement.
     6.6. Waivers. Notice of a Management Committee Meeting need not be given to any Manager who signs a waiver of notice, in person or by proxy, whether before or after the Management Committee Meeting. The attendance of any Manager at a Management Committee Meeting, in person or by proxy, without protesting prior to the conclusion of such Management Committee Meeting the lack of notice of such Management Committee Meeting, shall constitute a waiver of notice by such Manager; provided, that such Manager has been given an adequate opportunity at the meeting to protest such lack of notice.
     6.7. Quorum. The attendance in person or by proxy of at least a majority of the C9 Wireless Managers and a majority (or one, if there are only two GWI Managers) of the GWI Managers shall constitute a quorum at a Management Committee Meeting for the transaction of any business; provided, that notice in accordance with the terms of this Agreement shall have been duly provided. No action of the Management Committee shall be valid in the absence of a quorum, except as provided by Section 6.8 hereof.
     6.8. Proxies. Every Manager entitled to vote at a Management Committee Meeting may authorize another Person or other Persons to act for it by proxy. Every proxy must be signed by the Manager or his attorney-in-fact. Every proxy shall be revocable in writing at the pleasure of the Manager executing it.
     6.9. Voting Power. Subject to Section 6.1 (c), each Manager shall have one (1) vote on all matters to be voted on by the Management Committee.
     6.10. Written Consent. Any action required or permitted to be taken at any Management Committee Meeting may be taken without a meeting if all Managers then in office consent thereto in writing. Any such written consents shall be filed with the books and records of Royal Street and made part of the minutes of the proceedings.
     6.11. Compensation. The Managers shall ***.
     6.12. Officers.
          (a) Royal Street shall have a Chief Executive Officer (“CEO”) and such other officers as the Management Committee shall deem appropriate to carry out the business of Royal Street. The initial CEO shall be Robert Gerard.
          (b) Election of a nominee to the applicable office shall require approval of a majority of the members of the Management Committee. Any officer may be removed at any time, with or without cause, by a majority vote of the Management Committee. The Management Committee may appoint one person to serve in multiple capacities as an Officer and the compensation paid to such person shall be the compensation of the highest paid office held by such Officer.
          (c) The initial CEO shall receive an annual salary of *** in base annual compensation to be paid quarterly. In addition, all officers shall be entitled to reimbursement of out-of-pocket expenses incurred in connection with the performance of their duties as officers, ***.
          (d) [Intentionally deleted].

          (e) No Officer shall take or permit to be taken any action on behalf of or in the name of Royal Street (whether for Royal Street itself or where Royal Street is acting in its capacity as a direct or indirect member, partner or owner of any Subsidiary), or enter into any commitment or obligation binding upon Royal Street, except for (i) actions authorized in accordance with the terms and conditions of this Agreement and (ii) actions authorized by the Management Committee in the manner set forth herein. An Officer may delegate in writing the performance of the Officer’s duties to the Royal Street employees that the Officer supervises.
          (f) The Initial Members hereby authorize (i) Royal Street to enter into each of the Ancillary Agreements and any other agreements reasonably necessary to consummate the transactions contemplated by this Agreement and consistent with the terms hereof and (ii) Robert Gerard, in his capacity as the initial Chairman, to execute and deliver such agreements on behalf of Royal Street.
     6.13. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of Royal Street, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Royal Street, and no Manager or Member shall be obligated personally for any such debt, obligation or liability of Royal Street solely by reason of being a Manager or Member.
     6.14. Indemnification with Respect to Managers and Officers.
          (a) No Manager or Officer or any employee of Royal Street (each, an “Indemnified Party,” collectively, the “Indemnified Parties”) shall be liable, responsible or accountable in damages or otherwise to Royal Street, to any third party or to any Member for (i) any act performed or omission within the scope of the authority conferred on the Indemnified Party by this Agreement or otherwise by the Management Committee except for the bad faith, gross negligence, fraud or willful misconduct (including any willful violation of the terms of this Agreement) of any Indemnified Party, (ii) the Indemnified Party’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to Royal Street or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of Royal Street selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, each Indemnified Party shall, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by Royal Street against any and all Damages arising out of such action, suit or proceeding by virtue of his or her status as an Indemnified Party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of this Agreement) of any Indemnified Party. The indemnification provided by this Section 6.14 shall be recoverable only out of the assets of Royal Street, and no Member shall have any personal liability on account thereof.
          (b) To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to Royal Street, any Member or to any other Indemnified Party, an Indemnified Party acting under this Agreement shall not be liable to Royal Street or to any Member or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of such Indemnified Party.
     6.15. Insurance. Royal Street shall maintain in full force and effect (a) an adequate errors and omissions insurance policy, (b) such other insurance coverage, on all properties of a character usually insured by organizations engaged in the same or similar business against loss or damage of a kind customarily insured against by such organizations, (c) adequate public liability insurance against tort claims which may be asserted against Royal Street, and (d) an adequate director and officer insurance policy.
ARTICLE 7
Members
     7.1. Powers of Members. Members shall have only such rights and powers as are granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly and specifically provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or Royal Street.
     7.2. Partition. Each Member waives any and all rights that it may have to maintain an action for partition of Royal Street’s property.
     7.3. Place of Members’ Meetings. Meetings of Members (each, a “Members’ Meeting”) shall be held at the principal office of Royal Street, or at such other place as the Members shall mutually agree.
     7.4. Meetings. A Members’ Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members’ Meetings shall be held from time to time, but no fewer than once in each calendar year. Meetings shall be chaired by the Chairman of Royal Street, and the Secretary of the Members’ Meeting shall be appointed by the CEO of Royal Street.
     7.5. Telephonic Meetings. Members’ Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members’ Meetings can hear one another at the time of such Members’ Meeting. Participation in a Members’ Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members’ Meeting.
     7.6. Notice of Meetings. Written notice of a Members’ Meeting shall state the place, date and hour of such Members’ Meeting and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 16.4 not fewer than ten (10) days nor more than sixty (60) days before the date thereof. Such notice shall specify the date, time and place of such meeting and shall set forth an agenda of items to be discussed or acted upon at such meeting.

     7.7. Waivers. Notice of a Members’ Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members’ Meeting. The attendance of any Member at a Members’ Meeting, in person or by proxy, without protesting prior to the conclusion of such Members’ Meeting the lack of notice of such Members’ Meeting, shall constitute a waiver of notice by such Member; provided, that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.
     7.8. Quorum. The attendance in person or by proxy of at least one authorized representative of each Initial Member shall constitute a quorum at a Members’ Meeting for the transaction of any business; provided, that notice in accordance with the terms of this Agreement shall have been duly provided. If no quorum is present, holders of a majority of LLC Units present may adjourn the Members’ Meeting and if a quorum is present, holders of at least ninety percent of the LLC Units present may adjourn the Members’ Meeting. An adjournment may include notice of the date, hour and place that the Members shall reconvene. Notice of the adjournment (with the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members’ Meeting, to the other Members.
     7.9. Proxies. Every Member entitled to vote at a Members’ Meeting may authorize another Person or other Persons to act for it by proxy. Every proxy must be signed by the Member or his attorney-in-fact. Every proxy shall be revocable in writing at the pleasure of the Member executing it.
     7.10. Written Consent. Any action required or permitted to be taken at any Members’ Meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.
     7.11. Designation of Tax Matters Member; Tax Matters.
          (a) C9 Wireless shall act as the “tax matters partner” of Royal Street, as provided in the regulations pursuant to Code Section 6231 (the “Tax Matters Member”). Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Royal Street items required to be taken into account by a Member for income tax purposes. The Tax Matters Member shall not enter into an agreement with the IRS or any other taxing authority to extend the limitation period for assessment of any federal, state or local income, franchise or unincorporated business tax of any Member or owner thereof nor settle with the IRS or any other taxing authority to disallow deductions or increase income from Royal Street with respect to any Member, unless all of the Members shall have agreed thereto. Each Member hereby reserves all rights under Applicable Law, including the right to retain independent counsel of its choice at its expense (which counsel shall receive the full cooperation of Management Committee and shall be entitled to prior review of all submissions by Royal Street in respect of any dispute with the relevant taxing authority).

          (b) On or before May 1 of each year, Royal Street shall provide to each Member (i) a draft IRS Schedule K-l and Form 1065, (ii) information required by such Member to allocate and apportion income for state income tax purposes and (iii) such other information concerning Royal Street reasonably requested by any Member. Each Member shall have the right to object to any amount or information reported on such draft Schedule or Form on or before May 15, and the Management Committee shall promptly take any action deemed appropriate in light of such objection.
          (c) The Tax Matters Member shall not be entitled to make any material elections, including an election under Code Section 754, unless all Members shall have consented thereto.
ARTICLE 8
Additional Members
     8.1. Admission.
          (a) The Initial Members, by unanimous vote, shall have the right to admit any additional members (each, an “Additional Member” and collectively, the “Additional Members”) at any time, to issue LLC Units to such Additional Members, and to determine what, if any, amendments shall be made to this Agreement in connection with the admission of any such Additional Member. In connection with any transfer of LLC Interests otherwise permitted by this Agreement (including transfers as contemplated by Sections 5.2 and 5.4), the transferee shall be admitted as a Member of the LLC without the consent of any Member.
          (b) Each Additional Member shall only be admitted to Royal Street if the Additional Member executes a counterpart of this Agreement and such other documents or related agreements as the Initial Members may require.
     8.2. Acceptance of Prior Acts. Any Person who becomes an Additional Member, by becoming an Additional Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by Royal Street prior to the date it became an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of Royal Street prior to said date and which are in force and effect on said date.
ARTICLE 9
Capital Contributions and
Capital Accounts
     9.1. Capital Contributions.
          (a) As their initial Capital Contributions, the Members shall contribute cash to Royal Street in the following amounts:

               (i) On the effective date, (A) C9 Wireless shall make a Capital Contribution in the amount of ***, (B) GWI shall make a Capital Contribution in the amount of ***; and (C) the MPCS Member shall make a Capital Contribution in the amount of ***; and
               (ii) On December 15, 2004, (A) C9 Wireless shall make a Capital Contribution to Royal Street in the amount of ***, (B) GWI shall make a Capital Contribution to Royal Street in the amount of *** and (C) the MPCS Member shall make a Capital Contribution to Royal Street in the amount of ***. Notwithstanding anything in this Agreement to the contrary, C9 Wireless shall not be required to make any Capital Contributions pursuant to this Section 9.1(a)(ii) at any time that GWI is in default under the Letter of Credit Agreement.
          (b) At such times that payments are due from Royal Street to the FCC for the submission of an application, upfront payment, a down payment, and/or the final payment of the purchase price of at least one License, and subject to the condition that all of the Ancillary Agreements and any other documents reasonably necessary to consummate the transactions contemplated by the Agreement and consistent with the terms hereof shall have been duly executed and delivered by the parties thereto, Royal Street may borrow, pursuant to, and subject to any limitations contained within, the Credit Agreement, all amounts in excess of the amounts contributed pursuant to Section 9.1 (a) necessary to permit Royal Street to timely make such appropriate payments to the FCC. In the event that Royal Street receives a Refund, within three (3) Business Days after the date on which Royal Street receives such Refund, Royal Street shall use the entire amount of such Refund to prepay principal amounts of loans, if any, previously made to Royal Street under the Credit Agreement.
          (c) In the event that Royal Street is a Successful Bidder, then, upon the latest License Grant Date of all Licenses, C9 Wireless shall contribute cash of ***. The proceeds of the additional Capital Contribution made pursuant to this Section 9.1(c) shall be used by Royal Street for working capital and for such other general business purposes as the Management Committee shall direct in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, C9 Wireless shall not be required to make any Capital Contributions pursuant to this Section 9.1(c) at any time that GWI is in default under the Letter of Credit Agreement.
          (d) At such time as C9 Wireless makes an additional Capital Contribution, if any, pursuant to Section 9.1(c) above, GWI and the MPCS Member shall contribute cash to Royal Street in an amount sufficient to cause the aggregate amount of Capital Contributions made by GWI and the MPCS Member pursuant to Section 9.1 (a) and this Section 9.1(d) to equal

75% and 10% respectively of the aggregate amount of Capital Contributions made by all the Members pursuant to Sections 9.1(a), 9.1(c) and 9.1(d).
          (e) [Intentionally deleted]
          (f) Except for the Capital Contributions described in Sections 9.1 (a), (c) and (d) hereof, the Parties shall have no obligation to make additional Capital Contributions to Royal Street.
     9.2. Status of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to the return of its Capital Contributions. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate Applicable Law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.
     9.3. Capital Accounts. An individual Capital Account shall be established and maintained for each Member.
     9.4. No Withdrawals. No Member shall be entitled to withdraw any part of its Capital Account or Capital Contributions or to receive any distributions from Royal Street except as expressly provided in this Agreement.
9.5. LLC Units Upon Execution of the Agreement and at the Funding Date.
     Upon execution, delivery and performance of this Agreement in accordance with the provisions set forth herein, Royal Street shall issue the following LLC Units to the Initial Members and the Percentage Interest held by each Member shall be as follows:

	LLC Units	Percentage Interest
C9 Wireless	15	15.00%
MPCS Member	10	10.00%
GWI	75	75.00%

Total:	100	100.00%
In the event that the aggregate Capital Contributions of the Parties are made in relative proportions other than as specified in this Section 9.5, the number of LLC Units held by each of them in Royal Street shall not be adjusted to reflect their actual relative Capital Contributions.
     9.6. Other Rights. Holders of LLC Units shall have such other rights as are specified herein.
     9.7. Return of Capital. Subject to Section 9.8 hereof, if the Auction Process is concluded and the Parties have made Capital Contributions in excess of the amount required to purchase the Licenses on which Royal Street was the Successful Bidder, then Royal Street shall return the excess funds to the Parties in accordance with their respective Percentage Interests.

     9.8. Redemption. In the event that (i) Royal Street is not the Successful Bidder for any License or (ii) Royal Street is the Successful Bidder for Licenses and the FCC does not grant to Royal Street at least one License for which Royal Street was a Successful Bidder as a result of the disposition of any appeals of FCC actions or any judicial decisions, Royal Street shall redeem all (but not less than all) of the LLC Units of C9 Wireless for an amount equal to ***. Upon such redemption, the Percentage Interests of the remaining Members shall be increased by their proportionate shares of C9 Wireless’ Percentage Interest.
ARTICLE 10
Allocations and Distributions
     10.1. Allocation Rules.
          (a) Profits. After giving effect to the special allocations set forth in Section 10.1(c), Profits for any Fiscal Year shall be allocated in the following order of priority:
               (i) First, to the Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative Losses allocated to each Member pursuant to Section 10.1(b)(i)(B) for the current Fiscal Year and all prior Fiscal Years, over (B) the cumulative Profits allocated to such Member pursuant to this Section 10.1(a)(i) for all prior Fiscal Years;
               (ii) Second, to the Members in proportion to and to the extent of the excess, if any, of (A) the aggregate distributions made to such Member pursuant to Section 10.2(a)(ii) hereof for the current Fiscal Year and all prior Fiscal Years, over (B) the cumulative Profits allocated to such Member pursuant to this Section 10.1(a)(ii) for all prior Fiscal Years; and
               (iii) The balance, if any, to the Members in accordance with their Percentage Interests.
               (b) Losses. After giving effect to the special allocations set forth in Section 10.1(c), Losses for any Fiscal Year shall be allocated as set forth in Section 10.1(b)(i), subject to the limitation in Section 10.1(b)(ii).
               (i) Losses for any Fiscal Year shall be allocated in the following order of priority:
                    (A) First, to the Members in proportion to and to the extent of the excess, if any, of (1) the cumulative Profits allocated to each Member pursuant to Section 10.1(a)(iii) for the current Fiscal Year and all prior Fiscal Years, over (2) the cumulative Losses allocated to such Member pursuant to this Section 10.1 (b)(i)(A) for all prior Fiscal Years;
                    (B) Second, to the Members in proportion to and to the extent of the excess, if any, of (1) the cumulative Profits allocated to each Member pursuant to Section 10.1(a)(ii) for the current Fiscal Year and all prior Fiscal Years, over (2) the cumulative Losses allocated to such Member pursuant to this Section 10.1(b)(i)(B) for all prior Fiscal Years; and

                    (C) The balance, if any, to the Members in accordance with their Percentage Interests.
               (ii) The Losses allocated pursuant to Section 10.1(b)(i) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 10.1(b)(i) but for this Section 10.1(b)(ii), the limitation set forth in this Section 10.1(b)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Regulation Section 1 .704-1(b)(2)(ii)(d).
          (c) Special Allocations. The following special allocations shall be made in the following order:
               (i) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 10.1(c), if there is a net decrease in Minimum Gain during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be specially allocated items of Royal Street income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1 .704-2(j). This Section 10.1(c)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
               (ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 10.1(c) except Section 10.1(c)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1 .704-2(i)(5), shall be specially allocated items of Royal Street income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 10.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
               (iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Royal Street income and gain (consisting of a pro rata portion of each item of Royal Street income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.1(c)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 10.1(c) have been tentatively made as if this Section 10.1(c)(iii) were not in this Agreement.
               (iv) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Royal Street income and gain (consisting of a pro rata portion of each item of Royal Street income, including gross income, and gain for such year) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.1(c)(iv) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 10.1(c) have been tentatively made as if Section 10.1(c)(iii) and this Section 10.1(c)(iv) were not in this Agreement.
               (v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in accordance with their Percentage Interests.
               (vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1 .704-2(i)(1).
               (vii) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Royal Street Asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.
               (viii) Curative Allocations. The allocations set forth in the preceding subsections to this Section 10.1(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the maximum extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Royal Street income, gain, loss and deduction pursuant to this Section 10.1(c)(viii). Therefore, notwithstanding any other provision of this Article 10 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the maximum extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Royal Street items to be reflected in the Members’ Capital Accounts were allocated pursuant to Sections 10.1 (a) and

10.1 (b) without having given effect to such Regulatory Allocations. In exercising its discretion under this Section 10.1(c)(viii), the Management Committee shall take into account future Regulatory Allocations under Section 10.1(c)(i) and 10.1(c)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 10.1(c)(v) and 10.1(c)(vi).
          (d) Other Allocation Rules.
               (i) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.
               (ii) Except as otherwise provided in this Agreement, all items of Royal Street income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the year.
               (iii) The Members are aware of the income tax consequences of the allocations made by this Section 10.1 and hereby agree to be bound by the provisions of this Section 10.1 in reporting their shares of Royal Street income and loss for income tax purposes.
               (iv) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of Royal Street within the meaning of Regulations Section 1 .752-3(a)(3), the Members’ interests in Royal Street profits shall be their Percentage Interests.
          (e) Tax Allocations: Code Section 704(c)
               (i) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of Royal Street, solely for tax purposes, shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Royal Street for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (a) of the definition thereof).
               (ii) In the event the Gross Asset Value of any Royal Street Asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
               (iii) All Section 704(c) allocations made by Royal Street pursuant to this Section 10.1(e) shall be made by using any generally acceptable method under the Regulations that the Tax Matters Partner elects, in its sole discretion. Allocations pursuant to this Section 10.1(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
     10.2. Distributions. Except as otherwise provided in Sections 9.7 and 13.4, distributions to the Members shall be governed by the following provisions:
          (a) Royal Street may, but is not obligated to, make distributions from time to time, as determined by the Management Committee in its sole discretion, to the Members in accordance with their respective Percentage Interests.
          (b) Notwithstanding Section 10.2(a) above, within thirty (30) days after the end of each calendar year in which Royal Street has Profits for United States federal income tax purposes, Royal Street shall make a distribution to each Member sufficient to provide such Member with an amount equal to the estimated amount of all annual federal, state, local or foreign income tax payments that such Member would be required to make with respect to such calendar year attributable to such Profits, which estimate shall be made by the Management Committee or a Person designated by the Management Committee based on information supplied by each such Member as to the maximum tax rates applicable in the jurisdictions in which such Member is so taxable; provided, that the total amount of such distributions shall not exceed the amount of Excess Cash then held by Royal Street. In the case of any Member that is a pass- through entity for federal income tax purposes, the calculations provided for in the preceding sentence shall be based on the tax rates of the ultimate party or parties that are taxable on Profits allocated to such Member. Any distributions under this Section 10.2(b) shall be treated as an advance against distributions to be made under Section 10.2(a) in accordance with the nature of the event that gave rise to the Profits for which the distribution is being made under this Section 10.2(b). As used herein, “Excess Cash” means all cash and cash equivalents held by Royal Street at the time of determination in excess of such amount that the Management Committee believes is appropriate for Royal Street to retain to satisfy short-term liabilities of Royal Street and provide a reasonable reserve for Royal Street’s then current and future operating expenses.
     10.3. Distribution upon Dissolution. Notwithstanding anything to the contrary contained above, in the event of dissolution of the Company pursuant to Article 13 hereof, all distributions shall be made pursuant to Article 13 hereof.
     10.4. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, Royal Street shall not make a distribution to any Member on account of its interest in Royal Street if such distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE 11
Financial Reports; Books and Records
     11.1. Financial Reports.
          (a) Annual Statements. As soon as practicable following the end of each Fiscal Year, but in any event within ninety (90) days after the end of the Fiscal Year, Royal Street shall cause to be prepared and delivered to each Member, the audited statement of income and statement of cash flows for such Fiscal Year, audited balance sheet as of the end of such fiscal year, and accompanying notes to financial statements for Royal Street, on a consolidated basis, prepared in accordance with GAAP and certified by an independent certified public accountant. Such annual statements also shall be presented to the Management Committee for its review and approval.
          (b) Quarterly Statements. As soon as practicable following the end of each fiscal quarter, but in any event within forty-five (45) days after the end of such quarter, Royal Street shall cause to be prepared and delivered to each Member, an unaudited statement of income (including taxable income) and statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter on a consolidated basis, prepared in accordance with GAAP.
          (c) Monthly Statements, (i) As soon as practicable following the end of each calendar month in each Fiscal Year, but in any event within thirty (30) days after the end of such month, Royal Street shall cause to be prepared and delivered to each Member, an unaudited statement of income and statement of cash flows for such month and an unaudited balance sheet as of the end of such month on a consolidated basis, prepared in accordance with GAAP, and (ii) Royal Street shall provide the Members with a monthly report of significant operating and financial statistics including, to the extent applicable, number of subscribers, subscriber churn statistics, minutes of use, average revenues per subscriber, acquisition costs and capital expenditure efficiency statistics and such additional statistics and information as may be approved from time to time by the Management Committee for internal use by Royal Street.
          (d) Additional Information. Royal Street shall, upon reasonable notice, give each Initial Member, for so long as it Beneficially Owns LLC Units, during regular business hours, reasonable access to the properties, documents and records, financial and otherwise, of Royal Street, and shall provide copies or extracts of Royal Street’s documents and records as such Initial Member may reasonably request. Royal Street shall permit the Initial Members to discuss its affairs and finances with the principal officers of Royal Street and its respective independent public accountants at such times and during such normal business hours as such Initial Member shall reasonably request.
     11.2. Books and Records.
          (a) At all times during the continuance of Royal Street, Royal Street shall maintain, at its principal place of business, separate books of account for Royal Street that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of Royal Street’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.
          (b) The Management Committee or a Person designated by the Management Committee shall prepare and maintain, or cause to be prepared and maintained, the books of account of Royal Street. The Management Committee or its designee shall prepare and file, or cause to be prepared and filed, all applicable federal, state and local tax returns. Such books of account and tax returns, together with a copy of this Agreement, shall at all times be maintained at the principal place of business of Royal Street and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in Royal Street. Royal Street shall (i) retain such books of account and tax returns until the expiration of the applicable statute of limitations of Royal Street and each Member (and, to the extent a Member notifies Royal Street, any extensions thereof) and (ii) give each Member reasonable written notice prior to transferring, destroying or discarding any such books of account or tax returns and, if the Member so requests, allow such Member to take possession of such books of account or tax returns.
ARTICLE 12
Indemnification
     12.1. Indemnification by C9 Wireless.
          (a) Subject to Section 12.3, C9 Wireless shall save, defend, indemnify and hold harmless the GWI Indemnified Parties and the Royal Street Indemnified Parties from any and all Damages incurred by or assessed against the GWI Indemnified Parties or the Royal Street Indemnified Parties to the extent resulting from:
               (i) The breach of any representations or warranty made by C9 Wireless in Article 3 of this Agreement;
               (ii) Any breach by C9 Wireless of any of its covenants or agreements under this Agreement that has a Material Adverse Effect on Royal Street or GWI.
          (b) Royal Street Indemnified Parties shall only be entitled to seek indemnification hereunder with respect to third Person claims against Royal Street. In the case of any potential indemnification claim by Royal Street under this Section 12.1, including any determination on behalf of Royal Street as to whether such a potential claim exists, GWI shall be deemed to be the real party in interest with respect to such claim and GWI shall have the authority to represent the interests of Royal Street in connection with such claim. In such case, Royal Street shall reimburse GWI for any attorneys’ fees or other expenses reasonably incurred by GWI in its representation of Royal Street’s interests.
     12.2. Indemnification by GWI.
          (a) Subject to Section 12.3, GWI shall save, defend, indemnify and hold harmless the C9 Wireless Indemnified Parties and the Royal Street Indemnified Parties from any and all Damages incurred by or assessed against the C9 Wireless Indemnified Parties or the Royal Street Indemnified Parties, in an amount no greater than ***, to the extent resulting from:
               (i) The breach of any representations or warranty made by GWI or the MPCS Member in Sections 3.1 or 3.3 of this Agreement;
               (ii) Any breach by GWI or the MPCS Member of any of its covenants or agreements under this Agreement.
          (b) Royal Street Indemnified Parties shall only be entitled to seek indemnification hereunder with respect to third Person claims against Royal Street. In the case of any potential indemnification claim by Royal Street under this Section 12.2, including any determination on behalf of Royal Street as to whether such a potential claim exists, C9 Wireless shall be deemed to be the real party in interest with respect to such claim and C9 Wireless shall have the authority to represent the interests of Royal Street in connection with such claim. In such case, Royal Street shall reimburse C9 Wireless for any attorneys’ fees or other expenses reasonably incurred by C9 Wireless in its representation of Royal Street’s interests.
     12.3. Loss of Entrepreneur and Very Small Business Status: Other Transfers of LLC Units.
          (a) Each Initial Member shall provide prompt written notice to the other Initial Member in the event that they become aware of any occurrence or circumstance that to their actual knowledge does or would result in Royal Street not qualifying as an Entrepreneur or Very Small Business (to the extent not already known to the other Initial Member).
          (b) Notwithstanding anything to the contrary in this Agreement:
               (i) In the event that Royal Street does not qualify as an Entrepreneur or Very Small Business resulting in the loss of any “closed” License or the requirement of Royal Street to make any Unjust Enrichment Payment as a result of a breach by C9 Wireless of Section 3.2, 4.1, 4.2, 6.1(g), 9.1 or 13.2(b) or Article 5 of this Agreement, then C9 Wireless shall use reasonable best efforts to cure such breach within thirty (30) days of its written notice to GWI of such breach or GWI’s written notice to C9 Wireless of such breach, as the case may be. In the event that C9 Wireless does not cure such breach within such thirty (30) day period and Royal Street does not at the end of such thirty (30) day period qualify as an Entrepreneur or Very Small Business resulting in the actual or potential loss of any “closed” License or the requirement of Royal Street to make any Unjust Enrichment Payment, then C9 Wireless shall, at the election of GWI, sell all of its LLC Units to GWI or a third-party designated by GWI for a purchase price equal to ***. The exercise by GWI of the election to acquire the C9 Wireless interest shall not prevent GWI from exercising any other remedy it may have, at law or in equity, including pursuing an action for breach of representations and warranties by C9 Wireless.
               (ii) In the event that the Services Agreement is terminated in its entirety as to Royal Street by MetroPCS Wireless pursuant to Section 16.2(a)(i) of the Services

Agreement, then C9 Wireless shall have the right, but not the obligation, to require GWI to, and GWI shall purchase, all of C9 Wireless’ LLC Units for a purchase price equal to ***; provided however, that if the purchase of C9 Wireless’ LLC Units under this Section 12.3(b)(ii) gives rise to an obligation to make an Unjust Enrichment Payment to the FCC pursuant to Section 1.2111 of the FCC Rules (or any similar rule) then the purchase price for such LLC Units shall be reduced by an amount equal to the Unjust Enrichment Payment.
               (iii) In the event that the Services Agreement is terminated in its entirety as to Royal Street by Royal Street pursuant to Section 16.2(b)(iii) of the Services Agreement upon the action of the C9 Wireless Managers, then C9 Wireless shall have the right, but not the obligation, to require GWI to, and GWI shall, purchase all of C9 Wireless’ LLC Units for a purchase price equal to ***.
               (iv) In the event of a purchase by GWI of C9 Wireless’ LLC Units pursuant to this Section 12.3(b), C9 Wireless and GWI shall use reasonable efforts, including reasonable efforts to obtain all regulatory approvals, to consummate the closing of the purchase of C9 Wireless’ LLC Units as soon as practicable. The closing of the purchase of C9 Wireless’ LLC Units shall occur no later than ten (10) days following receipt of all required regulatory approvals by Final Order or delivery by C9 Wireless to GWI of a written notice hereunder if no such approvals are required.
     12.4. Limitations on Indemnification Obligations.
          (a) The Parties hereto waive as against each other any claims to consequential, special, exemplary or punitive damages except to the extent consequential, special, exemplary or punitive damages are awarded to a third party against an indemnified party in circumstances in which such indemnified party is entitled to indemnification hereunder. In no event shall any party’s indemnification obligations under this Agreement exceed ***.

          (b) In calculating any Damages to be paid under Sections 12.1 or 12.2, there shall be deducted (i) any insurance recovery in respect thereof (retroactively, if necessary), and (ii) the amount of any tax benefit to the indemnified party with respect to such Damages (after giving effect to the tax effect of receipt of the indemnification payments).
          (c) No indemnified party shall have any right to make any indemnification claim under Sections 12.1 or 12.2 to the extent that payment of any Damages with respect to such claim has been made to such Indemnified Party pursuant to Section 6.14.
     12.5. Indemnification Procedure. Where one Party has indemnified the other against any claim or legal action pursuant to Section 6.14,12.1 or 12.2, indemnification shall be conditioned on compliance with the procedure outlined below:
          (a) Provided that prompt notice is given of a claim or suit for which indemnification might be claimed, except to the extent that the failure to provide such notice does not actually and materially prejudice the interests of the party to whom such notice is to be provided, the indemnifying party promptly will defend, contest, or otherwise protect against any such claim or suit at its own cost and expense. Such notice shall describe the claim or suit in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the indemnified party.
          (b) The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter, provided that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the indemnified party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and provided further that the indemnified party will not unreasonably withhold consent to any settlement or compromise that requires its consent.
          (c) In the event the indemnifying party fails to timely defend, contest, or otherwise protect against any such claim or suit, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and may make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party undertakes the defense of such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance.
          (d) The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be required to pay by way of indemnification hereunder. The indemnified party shall take commercially reasonable steps to protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.
     12.6. Mitigation of Damages. An indemnified party under Section 6.14,12.1 or 12.2 shall, to the extent practicable and reasonably within its control and at the expense of the indemnifying party, make commercially reasonable efforts to mitigate any damages of which it has adequate notice, provided that the indemnified party shall not be obligated to act in contravention of Applicable Law or in contravention of reasonable and customary practices of a prudent person in similar circumstances. The indemnifying party under Section 6.14, 12.1 or 12.2 shall have the right, but not the obligation, and shall be afforded the opportunity by the indemnified party to the extent reasonably possible, to make commercially reasonable efforts to minimize damages before such damages actually are incurred by the indemnified party.
ARTICLE 13
Termination of Royal Street; Liquidation
and Distribution of Assets
     13.1. No Dissolution. Royal Street shall not be dissolved as a result of the admission of Additional Members in accordance with the terms of this Agreement, nor in the event there is only one Member as a result of the exercise and consummation of the Put or GWI’s right of first refusal or otherwise.
     13.2. Events Causing Dissolution.
          (a) Royal Street shall be dissolved and its affairs shall be wound up upon the first to occur of the following events:
               (i) The unanimous written consent of all Members;
               (ii) The issuance of a decree by any court of competent jurisdiction that Royal Street be dissolved and liquidated;
               (iii) Any event set forth in Section 18-801 of the Act or any successor provision; or
               (iv) By written notice delivered in accordance with Section 4.3(c).
          Upon dissolution, Royal Street shall, subject to the terms hereof, promptly wind up its affairs and shall promptly thereafter be liquidated and a certificate of cancellation of the Certificate of Formation, as required by law, shall be filed with the Secretary of State of the State of Delaware.
          (b) Each Member covenants and agrees that it will not seek a judicial decree of dissolution with respect to Royal Street or initiate voluntary bankruptcy or insolvency proceedings with respect to Royal Street without the prior written consent of each of the Initial Members.

     13.3. Winding Up.
          (a) In the event of the dissolution of Royal Street pursuant to Section 13.2, subject to the terms and conditions of this Agreement, Royal Street’s affairs shall be wound up by the Management Committee in consultation with the Members. Notwithstanding the dissolution of Royal Street, prior to the termination of Royal Street as aforesaid, the business of Royal Street and the affairs of the Members as such, shall continue to be governed by this Agreement.
          (b) Upon dissolution of Royal Street and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Management Committee or a Person designated by the Management Committee may, in the name of, and for and on behalf of, Royal Street, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close Royal Street’s business, dispose of and convey Royal Street’s property, discharge or make reasonable provision for Royal Street’s liabilities, and distribute to the Members in accordance with Section 13.4 any remaining assets of Royal Street, all without affecting the liability of Members and without imposing liability on the Management Committee or its designee.
          (c) Upon the completion of the winding up of Royal Street, the Management Committee or its designee shall file a certificate of cancellation with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.
     13.4. Distribution Upon Liquidation. Notwithstanding anything in this Agreement to the contrary, in the event of any voluntary or involuntary liquidation, dissolution or winding up (collectively, a “Liquidation”) of Royal Street for any reason, a duly appointed trustee or liquidator, as provided in this Agreement, shall promptly proceed with the liquidation of Royal Street and its Subsidiaries and the proceeds of such liquidation shall be applied and distributed in the following order of priority:
          (a) Payment of creditors of Royal Street (other than Members) in the order of priority as provided by law;
          (b) Establishment of reserves as provided by the Management Committee to provide for contingent liabilities, if any;
          (c) Payment of debts of Royal Street to Members, if any, in the order of priority provided by law; and
          (d) The balance, if any, to the Members, in proportion to their positive Capital Account balances as of the date of such distribution, after giving effect to all contributions, distributions and allocations for all periods.
Whenever the liquidating trustee reasonably determines that any reserves established pursuant to Section 13.4(b) are in excess of the reasonable requirements of Royal Street, the amount determined to be excess shall be distributed to the Members in accordance with the above provisions.

     13.5. Distributions to Members.
          (a) Any distributions to C9 Wireless under this Article 13 in connection with a Liquidation of Royal Street shall be made only in the form of cash. C9 Wireless shall not have any right to a distribution or other transfer to C9 Wireless of any Royal Street Assets, nor shall C9 Wireless have any right to cause the sale of any Royal Street Assets under this Article 13, whether in connection with a Liquidation of Royal Street or C9 Wireless.
          (b) GWI shall be entitled to bid for any indebtedness from Royal Street to GWI in any sale or other disposition of Royal Street’s assets in connection with a Liquidation of Royal Street.
     13.6. Claims of the Members. Subject to the express provisions of this Agreement, the Members and former Members shall look solely to Royal Street’s assets for the return of their Capital Contributions, and if the assets of Royal Street remaining after payment of or due provision for all debts, liabilities and obligations of Royal Street are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against Royal Street, the Management Committee or its designee or any other Member.
ARTICLE 14
Withdrawal of a Member
     14.1. Withdrawal of a Member. Any Member shall automatically cease to be a Member at the time it no longer Beneficially Owns any LLC Units (a “Withdrawal Event”). Immediately after a Withdrawal Event with respect to an Initial Member, such Initial Member shall have no continuing rights or obligations under this Agreement, except as provided herein.
     14.2. Effect of Withdrawal. This Agreement shall continue notwithstanding any withdrawal of an Initial Member and all governance rights set forth herein with respect to the Initial Members shall be exercised by the sole remaining Initial Member. No withdrawal shall relieve a Member from liability for any prior breach of this Agreement.
ARTICLE 15
Confidentiality
     15.1. General. Each Party will hold in confidence and withhold from third parties (other than as permitted below) any and all Proprietary Information received pursuant to and all Proprietary Information used in the preparation and negotiation of, this Agreement. Each Party will use such Proprietary Information only to fulfill its obligations or enforce its rights hereunder, and for no other purposes unless the disclosing Party will otherwise agree in writing.
     15.2. Obligation to Protect Proprietary Information. Each Party will use commercially reasonable efforts to safeguard any Proprietary Information received pursuant to this Agreement from theft, loss or disclosure to others, and to limit access to Proprietary Information to those officers, directors and employees within the receiving Party’s organization, and subcontractors, consultants, investors, advisors, attorneys, service providers, business partners, financing sources and others who reasonably require access in order to accomplish the aforesaid purposes. Proprietary Information will be protected hereunder if it is in written or other permanent form and identified as proprietary when provided. Any such information in other than written or other permanent form when disclosed will be considered Proprietary Information that is protected hereunder, unless the Party disclosing such information advises the other Party that it is not Proprietary. The receiving Party will not be liable for unauthorized use or disclosure of any such Proprietary Information if it can establish that the same: (i) is or becomes public knowledge or part of the knowledge or literature within the telecommunications industry without breach of this Agreement by the receiving Party; (ii) is known to the receiving Party without restriction as to further disclosure when received; (iii) is independently developed by the receiving Party as demonstrated by written records; or (iv) is or becomes known to the receiving Party from a third party who had a lawful right to disclose it without breach of its contractual obligations.
     15.3. Judicial or Administrative Proceedings. Should the receiving Party be faced with judicial or administrative governmental action to disclose Proprietary Information received hereunder, said receiving Party will use commercially reasonable efforts to notify the disclosing Party in sufficient time to permit the disclosing Party to intervene at its own expense in response to such action.
     15.4. Loss or Unauthorized Use. The receiving Party agrees promptly to notify the disclosing Party of the loss or unauthorized use or disclosure of any Proprietary Information.
     15.5. Nondisclosure Agreements. Each Party will have any third party or Person to whom it provides the Proprietary Information of any other Party agree in writing to be bound to protect such Proprietary Information on the same conditions as set forth herein.
     15.6. Termination. Upon termination of this Agreement for any reason, the Parties will cease use of all Proprietary Information furnished by any other Party and will, at the direction of the disclosing Party, return or destroy all such Proprietary Information, together with all copies made hereof, except to the extent necessary to enforce any rights hereunder or as may be necessary in connection with a regulatory proceeding, or to the extent that the receiving Party retains a license to use such Proprietary Information. Upon request, the receiving Party will send the other Party a destruction certificate.
     15.7. Irreparable Injury by Disclosure to Third Parties. Specifically, but without limiting the foregoing, each Party agrees and acknowledges that the disclosure by a Party of any Proprietary Information to any other third party could cause irreparable harm to such Party, and agrees not to make such a disclosure. Each Party will have the right to enforce the provision of this Section by injunctive relief, including specific performance. Personnel of one Party or its Affiliates present at the premises of one of the other Parties or its Affiliates will refrain from obtaining access to information that is proprietary to the customers of such other Party or its Affiliates. Such personnel will comply with the other Party’s or its Affiliates’ reasonable measures established to restrict such access.

     15.8. Survival of Nondisclosure Obligations. The obligations of each Member set forth in this Article 15 will survive for *** following the earlier of (a) the withdrawal of such Member in accordance with the terms hereof, or (b) the termination of this Agreement in accordance with the terms hereof.
ARTICLE 16
Miscellaneous
     16.1. Certificates.
          (a) LLC Units shall be represented by a certificate or certificates, setting forth upon the face thereof that Royal Street is a limited liability company formed under the laws of the State of Delaware, the name of the Person to which it is issued and the number of LLC Units which such certificate represents. Such certificates shall be entered in the books of Royal Street as they are issued, and shall be signed by the Chairman or the Chief Executive Officer of Royal Street. Upon any Transfer of LLC Units permitted under this Agreement, the transferring Member shall request Royal Street to (i) issue to the transferee a certificate representing the number of LLC Units so transferred and (ii) surrender to Royal Street the existing certificate and Royal Street shall issue to the transferring Member certificates representing the remaining LLC Units, if any, held by such transferring Member after taking into account such Transfer. All certificates representing LLC Units (unless registered under the Securities Act), shall bear the following legend:
     THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) UNLESS IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF ROYAL STREET (AS AMENDED FROM TIME TO TIME), A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF ROYAL STREET.
          (b) Each LLC Interest shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

          (c) Lost or Destroyed Certificates. Royal Street may issue a new certificate for LLC Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to Management Committee or its designee by the Person claiming the certificate to be lost or destroyed.
     16.2. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with and subject to the laws of the State of Delaware, without reference to conflicts of laws principles.
     16.3. VENUE; WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.
          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3.
     16.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first Business Day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee) or (ii) on the first Business Day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to GWI, to:
GWIPCSl, Inc.
8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231
Attention: Vice President, General Counsel and Secretary
Facsimile: (972) 860-2682
with copies to:
Paul, Hastings, Janofsky & Walker LLP
875 15th Street N.W.;
Twelfth Floor
Washington, DC 20005
Attention: Carl W. Northrop
Facsimile: (202) 551-1725
If to the MFCS Member, to:
MetroPCS Communications, Inc.
8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231
Attention: Vice President, General Counsel and Secretary
Facsimile: (972) 860-2682
with copies to:
Paul, Hastings, Janofsky & Walker LLP
875 15th Street NW
Twelfth Floor
Washington, DC 20004
Attention: Carl W. Northrop
Facsimile: (202) 551-1725
If to C9 Wireless, to:
C9 Wireless, LLC
PO Box 2365

Southampton, NY 11969
Attention: Robert Gerard
Facsimile: (631) 283-9153
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Paul N. Roth, Michael R. Littenberg
Facsimile: (212) 593-5955
If to Royal Street, to:
Royal Street Communications, LLC
PO Box 2365
Southampton, NY 11969
Attention: Robert Gerard
Facsimile: (631) 283-9153
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Paul N. Roth, Michael R. Littenberg
Facsimile: (212) 593-5955

     16.5. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted here fore in order to carry out, so far as may be valid and enforceable without prejudicing or adversely affecting the economic or similar interests of the Parties under this Agreement, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by the FCC to violate applicable FCC Rules, the Parties shall negotiate in good faith to agree on a suitable and equitable amendment to such provision, provided that any such amendment shall not prejudice or adversely affect the economic or similar rights of the Parties under this Agreement.
     16.6. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.
     16.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby. No Transfer or acquisition of any LLC Units in violation of any provision of this Agreement shall be effective to pass any title to,or create any interest in favor of, any Person, and any such purported Transfer or acquisition shall be void, but the Member attempting to effect such Transfer or acquisition shall be deemed to have committed a material breach hereof.
     16.8. Entire Agreement; Amendment: Waiver. This Agreement and all other written agreements between the Parties and between GWI and Royal Street dated as of the Effective Date constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supercedes all prior agreements between the Parties. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Party or Parties affected or to be affected thereby; provided, that the consent or approval of any departing Member shall not be required to execute any amendment, supplement or modification of this Agreement unless the departing Member is materially and adversely affected thereby. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.
     16.9. Further Assurances; Controlled Subsidiaries. The Parties hereto shall at any time, and from time to time execute and deliver such additional instruments and other documents and shall at any time, and from time to time take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby (subject to the limitations on obligations to modify or amend the terms hereof as set forth elsewhere herein). In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such party to cause each of its controlled subsidiaries to so act or refrain from acting.
     16.10. THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT,EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.
     16.11. Exculpation. The Parties agree that the individuals executing this Agreement on behalf of the Members have done so in their respective capacities as officers or trustees of the Members and not individually, and none of the direct or indirect partners, trustees, officers or shareholders of any Initial Member shall be bound or have any personal liability hereunder.
     16.12. Joint Work Product. This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences will be drawn against any Party.
     16.13. Expenses. Each Party shall be responsible for its own expenses arising under this Agreement, except as follows:
          (a) Royal Street shall reimburse C9 Wireless for its reasonable and duly documented out-of-pocket costs and expenses incurred by C9 Wireless in connection with the preparation of this Agreement and the Ancillary Agreements, the establishment of Royal Street and C9 Wireless and the Financing, up to a maximum of $35,000; and
          (b) Royal Street shall reimburse GWI for its reasonable and duly documented out-of-pocket costs and expenses incurred by GWI in connection with the preparation of this Agreement and the Ancillary Agreements, the establishment of Royal Street and the Financing, in an amount such that the amount reimbursed pursuant to this Section 16.13(b) equals 85% of the aggregate amount reimbursed pursuant to Sections 16.13(a) and (b).
          All amounts reimbursed hereunder shall be paid by Royal Street to the appropriate Member no later than on the earliest to occur of (i) the Effective Date or (ii) the date of the termination of this Agreement.
     16.14. Publicity. The Parties agree to cooperate in the preparation and dissemination of publicity concerning this Agreement. No Party will make a public announcement about this Agreement or the Parties’ discussions related to any aspect of it, without the written consent of the other Party, which consent will not be unreasonably refused, delayed, or conditioned. Any Party may at any time make announcements which are required by Applicable Law, regulatory bodies, or stock exchange or stock association rules, so long as the Party so required to make the announcement notifies in advance the other Party of such requirement and promptly discusses with the other Party in good faith the wording of any such announcement.

     16.15. Regulatory Filings. Each Party will cooperate to the extent reasonably practicable in the preparation and filing of any regulatory filings necessary or advisable to permit the performance of the matters set forth in this Agreement, including the provision of any information as may reasonably be necessary herefore, and Royal Street shall reimburse each Party for its reasonable and duly documented expenses incurred in connection therewith in accordance with Section 16.13.
     16.16. No Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the parties directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect to this Agreement or the consummation of the transactions contemplated hereby. The parties have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.
     16.17. [Intentionally deleted].
ARTICLE 17
Dispute Resolution
     17.1. Informal Discussions. Subject to FCC Rules, the Members hereto agree to settle any dispute, controversy or difference which may arise between or among them in connection with this Agreement or any Schedule or Exhibit attached hereto (except as otherwise expressly contemplated by this Agreement or any such Schedule or Exhibit) by good faith discussions between or among representatives (“Representatives”) designated by the Members to the dispute (the “Disputing Members”). During the course of the discussions between or among the Representatives, the Disputing Members will comply with all reasonable requests for access to relevant information.
     17.2. Arbitration.
          (a) In the event that such dispute, controversy or difference is not resolved within thirty (30) days after the commencement of discussion between or among the Representatives or the conclusion in good faith of the Representatives that amicable resolution of the dispute, controversy or difference does not appear likely, whichever is earlier, then the dispute, controversy or difference shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.
          (b) The arbitration shall be held in Wilmington, Delaware or such other location as the Disputing Members shall mutually agree. The arbitration shall be heard by a panel of three arbitrators, each of whom shall be experienced in the resolution of disputes, controversies and differences relating to telecommunications services. If there are two Disputing Members, one such arbitrator shall be selected by one Disputing Member, one such arbitrator shall be selected by the other Disputing Member and the third arbitrator shall be selected by the arbitrators selected by the Disputing Members. If there are more than two Disputing Members, the three arbitrators shall be selected by the President of the American Arbitration Association.

Resolution of the dispute, controversy or difference shall be determined by a majority vote of the arbitration panel.
          (c) The Disputing Members shall bear equally all fees, costs and expenses of the arbitration, and each Disputing Member shall bear its own legal expenses and costs of all experts and witnesses relating thereto; provided, however, that if the claim of any Disputing Member is upheld by the arbitration panel in all material respects, then the arbitration panel may apportion between or among the Disputing Members as such arbitration panel may deem equitable the costs incurred by the prevailing Disputing Member.
          (d) Any award rendered by the arbitration panel shall be final and conclusive upon the Disputing Members and any judgment thereon maybe enforced in any court of competent jurisdiction, unless: (i) the award was procured by corruption, fraud or other manifest undue means; (ii) the arbitrators exceeded their powers (it being acknowledged that the arbitrators are entitled to hear any dispute, controversy or difference relating in any way to this Agreement or any Schedule or Exhibit attached hereto); or (iii) the arbitrators have been guilty of misconduct. The Disputing Member submitting such dispute shall request the American Arbitration Association to: (y) allow for the Disputing Members to request reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days prior to such arbitration, and (z) require the testimony to be transcribed.
          (e) The fact that arbitration has commenced in accordance with this Article 17 shall not impair the ability of any Member to exercise any termination rights in accordance with Article 13 hereof.
(Signature Pages On Following Pages)

Signature Page, Amended and Restated LLC Agreement
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

GWI PCS1, INC.:

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: President and CEO

C9 WIRELESS, LLC:

By:	/s/ Robert A. Gerard
Name: ROBERT A. GERARD
Title: MANAGER

METROPCS WIRELE SS, INC.:

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: President and CEO

EXECUTION COPY
FIRST AMENDMENT TO THE AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF ROYAL STREET COMMUNICATIONS, LLC
     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ROYAL STREET COMMUNICATIONS, LLC (this “Amendment”) is effective as of January 1, 2007, by and among C9 WIRELESS, LLC, a Delaware limited liability company (“C9”), GWI PCS1, INC., a Delaware corporation (“GWI”) and METROPCS WIRELESS, INC., a Delaware corporation (“MetroPCS” and along with GWI, the “MetroPCS Parties”).
W I T N E S S E T H
     WHEREAS, C9 and MetroPCS Parties are parties to that certain Amended and Restated Limited Liability Company Agreement of Royal Street Communications, LLC (“Royal Street”), executed on December 15, 2005 as of November 24, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”); and
     WHEREAS, C9 and the MetroPCS Parties are the sole parties to the LLC Agreement and the sole members of Royal Street; and
     WHEREAS, pursuant to Section 16.8 of the LLC Agreement, the LLC Agreement may be amended by “an instrument in writing signed by the Party or Parties affected or to be affected” by any such amendment; and
     WHEREAS, C9 and the MetroPCS Parties desire to, and have agreed to amend the provision of the LLC Agreement relating to the compensation of the Chief Executive Officer to provide for ***.
     NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend the LLC Agreement as follows:
     1.   Capitalized Terms. All capitalized terms used herein which are not defined herein shall have the meanings ascribed thereto in the LLC Agreement, as amended hereby.
     2.   Amendment to Section 6.12. Section 6.12 of the LLC Agreement (Officers) is hereby modified and amended by deleting Subsection (c) of such Section in its entirety and by substituting the following in lieu thereof:
(c) The initial CEO shall receive an annual salary of $*** or such other annual salary as is determined by the Management Committee in accordance with Section 6.1(g) above. In addition, all officers shall be entitled to reimbursement of out-of-pocket expenses incurred in connection with the performance of their duties as officers, ***.

          3.      No Other Amendments.   Except for the amendments, releases, authorizations and waivers set forth above, the text of the LLC Agreement shall remain unchanged and in full force and effect.
          4.      Effective Date.   The Amendment will be effective as of the date first written above.
          5.      Representations and Warranties.   Each of C9 and the MetroPCS Parties agrees, represents and warrants in favor of the other that this Amendment has been executed and delivered by a duly authorized representative of such, and the LLC Agreement, as modified and amended by this Amendment, constitutes a legal, valid and binding obligation of each such party and is enforceable against each such party in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or (ii) general principles of equity;
          6.      Effect on the LLC Agreement.   Except as specifically provided herein, the LLC Agreement shall remain in full force and effect, and is hereby ratified, reaffirmed and confirmed.
          7.      Counterparts.   This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.
          8.      Law of Contract.   This Amendment and the rights and obligations of the Parties shall be governed by and construed in accordance with and subject to the laws of the State of Delaware, without regard to conflicts of laws principles.
(signature page follows)

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

C9 WIRELESS, LLC, a Delaware limited liability company
By:	/s/ Robert A. Gerard
	Name:	Robert A. Gerard
	Title:	Sole Member

GWI PCS1, INC., a Delaware Corporation
By:	/s/ Roger D. Linquist
	Name:	Roger D. Linquist
	Title:	President and Chief Executive Officer

METROPCS WIRELESS, INC., a Delaware Corporation
By:	/s/ Roger D. Linquist
	Name:	Roger D. Linquist
	Title:	President and Chief Executive Officer